Exhibit 4.2

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 25, 2011

among

TAMPA ELECTRIC COMPANY,

a Florida Corporation,

as Borrower

CITIBANK, N.A.,

as Administrative Agent

and

THE LENDERS AND LC ISSUING BANKS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agents

SUNTRUST BANK

THE BANK OF NEW YORK MELLON

UNION BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Definitions	1
1.2 Rules of Interpretation	1

ARTICLE II THE FACILITY	1

2.1 The Facility	1
2.1.1 Revolving Credit Loans	1
2.1.2 Interest Provisions Applicable to all Loans	3
2.1.3 Conversion of Loans	4
2.1.4 Loan Principal Payment	5
2.1.5 Promissory Notes	5
2.1.6 Optional Prepayments	5
2.2 Letter of Credit Facility	5
2.2.1 Issuance of the Letter of Credit	5
2.2.2 Availability; Expiration Date of Letters of Credit	6
2.2.3 Notice of LC Activity	6
2.2.4 Reimbursement	7
2.2.5 Reimbursement Obligation Absolute	7
2.2.6 Reduction and Reinstatement of Stated Amount	8
2.2.7 Lender Participation	8
2.2.8 Commercial Practices	9
2.2.9 Liability of LC Issuing Banks	9
2.2.10 Cash Collateral	9
2.3 Total Commitment and Fees	10
2.3.1 Total Commitment	10
2.3.2 Reductions and Cancellations	10
2.3.3 Increase of Total Commitment	11
2.3.4 Extension of Maturity Date	12
2.4 Fees	13
2.4.1 Facility Fee	13
2.4.2 Letter of Credit Fees	13
2.4.3 Calculation of Fees	14
2.5 Other Payment Terms	14
2.5.1 Place and Manner	14
2.5.2 Date	14
2.5.3 Late Payments	14
2.5.4 Net of Taxes, Etc.	14
2.5.5 Application of Payments	16
2.5.6 Failure to Pay Administrative Agent	16
2.5.7 Withholding Exemption Certificates	16
2.5.8 Certain Deductions by Administrative Agent	17
2.6 Pro Rata Treatment	17
2.6.1 Borrowings, Payments, Etc.	17
2.6.2 Sharing of Payments, Etc.	17
2.7 Change of Circumstances	18

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2.7.1 Inability to Determine Rates	18
2.7.2 Illegality	18
2.7.3 Increased Costs	18
2.7.4 Capital Requirements	19
2.7.5 Delay in Request	19
2.8 Funding Losses	20
2.9 Alternate Office, Minimization of Costs	20
2.9.1 Minimization of Costs	20
2.9.2 Replacement Rights	20
2.9.3 Alternate Office	21
2.10 Swingline Loans	21
2.10.1 Agreement to Make Swingline Loans	21
2.10.2 Notice of Swingline Loans by Borrower	21
2.10.3 Refinancing of Swingline Loans	22
2.10.4 Repayment of Participations	23
2.10.5 Interest for Account of Swingline Lenders	23
2.11 Defaulting Lenders	23

ARTICLE III CONDITIONS PRECEDENT	25

3.1 Conditions Precedent to Effectiveness	25
3.1.1 Credit Facility Documents	25
3.1.2 Resolutions	25
3.1.3 Incumbency	25
3.1.4 Legal Opinions	26
3.1.5 Financial Statements	26
3.1.6 Accuracy of Representations and Warranties; No Defaults	26
3.1.7 Certificate of Borrower	26
3.1.8 Payment of Fees	26
3.1.9 Repayment of Amounts under Existing Credit Agreement	26
3.2 Conditions Precedent to Each Extension of Credit	27
3.2.1 Accuracy of Representations and Warranties	27
3.2.2 No Defaults	27
3.2.3 Notice of Borrowing	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES	27

4.1 Corporate Existence and Business	27
4.2 Power and Authorization; Enforceable Obligations	27
4.3 No Legal Bar	28
4.4 No Proceeding, Litigation or Investigation	28
4.5 Governmental Approvals	28
4.6 Financial Statements	28
4.7 True and Complete Disclosure	28
4.8 Investment Company Act	28
4.9 Compliance with Law	28
4.10 ERISA	28
4.11 Solvency	29
4.12 Taxes	29
4.13 Use of Credit	29

ARTICLE V COVENANTS OF BORROWER	29

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5.1 Existence	29
5.2 Consents, Legal Compliance	29
5.3 Prohibition of Certain Transfers	29
5.4 Payment and Performance of Material Obligations	30
5.5 Taxes	30
5.6 Maintenance of Property, Insurance	30
5.7 Compliance with Laws, Instruments, Etc.	31
5.8 No Change in Business	31
5.9 Financial Statements	31
5.10 Notices	32
5.11 Financial Covenants	32
5.12 Indemnification	33
5.13 Federal Regulations	34
5.14 Use of Proceeds	35
5.15 Transactions with Affiliates	35

ARTICLE VI EVENTS OF DEFAULT; REMEDIES	35

6.1 Events of Default	35
6.1.1 Payments	35
6.1.2 Debt Cross Default	35
6.1.3 Bankruptcy; Insolvency	35
6.1.4 Misstatements	35
6.1.5 Breach of Terms of Agreement	35
6.1.6 Judgments	36
6.1.7 Change in Control	36
6.1.8 ERISA Violations	36
6.1.9 Lack of Validity, Etc.	36
6.2 Remedies	36
6.2.1 No Further Loans	36
6.2.2 Cure by Administrative Agent	36
6.2.3 Acceleration	37
6.2.4 Cash Collateralization of Letters of Credit	37

ARTICLE VII ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.	37

7.1 Appointment, Powers and Immunities	37
7.2 Reliance	39
7.3 Non-Reliance	39
7.4 Defaults	39
7.5 Indemnification	39
7.6 Successor Administrative Agent	40
7.7 Authorization	40
7.8 Administrative Agent’s Other Roles; Other Agents	40
7.9 Amendments; Waivers	41
7.10 Withholding Tax	42
7.11 General Provisions as to Payments	42
7.12 Participations	42
7.13 Transfer of Commitments	44
7.13.1 Assignments	44

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7.13.2 Register	45
7.13.3 No Assignments to Certain Persons	45
7.13.4 Assignability as to Collateral	45

ARTICLE VIII MISCELLANEOUS	46

8.1 Addresses	46
8.2 Additional Security; Right to Set-Off	48
8.3 Delay and Waiver	48
8.4 Costs, Expenses and Attorneys’ Fees	49
8.5 Entire Agreement	49
8.6 Governing Law	49
8.7 Severability	49
8.8 Headings	49
8.9 Accounting Terms	49
8.10 No Partnership, Etc.	50
8.11 Limitation on Liability	50
8.12 Waiver of Jury Trial	50
8.13 Consent to Jurisdiction	50
8.14 Knowledge and Attribution	50
8.15 Successors and Assigns	51
8.16 Counterparts	51
8.17 Patriot Act Notice	51
8.18 Payments Set Aside	51
8.19 No Advisory or Fiduciary Responsibility	51

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 2.2.1.2	Existing Letters of Credit
Schedule 5.3.3	Existing Liens

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Revolving Note
Exhibit D	Form of Swingline Note
Exhibit E-1	Form of Notice of Revolving Borrowing
Exhibit E-2	Form of Notice of Conversion of Loan Type
Exhibit E-3	Form of Confirmation of Interest Period Selection
Exhibit E-4	Form of Notice of LC Activity
Exhibit F	Form of Notice of Swingline Borrowing
Exhibit G	Form of Borrower’s Closing Certificate

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 25, 2011, among TAMPA ELECTRIC COMPANY, a Florida corporation (“Borrower”), the LENDERS party hereto, each LC ISSUING BANK party hereto and CITIBANK, N.A., as Administrative Agent.

RECITALS

Borrower, certain of the Lenders and Citibank, N.A., as administrative agent thereunder, are parties to the Second Amended and Restated Credit Agreement dated as of May 9, 2007 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”).

Borrower has requested certain amendments to the provisions of the Existing Credit Agreement, including the extension of the availability of the commitments thereunder, and the Lenders are willing to make such amendments on the terms and conditions hereof, and, accordingly, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A.

1.2 Rules of Interpretation.

Except as otherwise expressly provided, the Rules of Interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Facility Documents.

ARTICLE II

THE FACILITY

2.1 The Facility.

2.1.1 Revolving Credit Loans.

2.1.1.1 Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make loans to Borrower from time to time during the Availability Period (each, a “Revolving Loan”) in an aggregate principal amount that will not result, after giving effect thereto and the use of proceeds thereof, in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures of all the Lenders exceeding the Total Commitment. Subject to the provisions of this Agreement, each Revolving Loan shall be funded by the Lenders as described in Section 2.1.1.3. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

2.1.1.2 Notice of Revolving Borrowing. Borrower shall request Revolving Loans by delivering to Administrative Agent a written notice in the form of Exhibit E-1, appropriately completed (a “Notice of Revolving Borrowing”) which specifies, among other things:

(a) whether such Borrowing will be a Base Rate Loan or a LIBOR Loan;

(b) in the case of any LIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”

(c) the amount of the requested Borrowing, which shall be in the minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a Revolving Loan of all remaining undrawn amounts under the Total Commitment);

(d) the date of the requested Borrowing, which shall be a Banking Day; and

(e) the account(s) to which the proceeds of the Borrowing are to be credited, as contemplated by Section 2.1.1.3(d).

Borrower shall deliver each such Notice of Revolving Borrowing so as to provide not less than the Minimum Notice Period. Any Notice of Revolving Borrowing may be modified or revoked by Borrower through the Banking Day prior to the applicable Minimum Notice Period, and thereafter shall be irrevocable.

2.1.1.3 Revolving Loan Funding.

(a) Notice. The Notice of Revolving Borrowing shall be delivered to Administrative Agent in accordance with Section 8.1. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Borrowing.

(b) Pro Rata Loans. Each Revolving Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Revolving Borrowing to consist of a Revolving Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(c) Lender Funding. Each Lender shall, before 12:00 noon in the case of LIBOR Loans and 2:00 p.m. in the case of Base Rate Loans, in each case, on the date of each Borrowing, make available to Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s Proportionate Share of such Borrowing. The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Revolving Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

(d) Funding of Revolving Loans. No later than 2:00 p.m. in the case of LIBOR Loans and 3:00 p.m. in the case of Base Rate Loans, in each case, on the date specified in each Notice of Revolving Borrowing, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Revolving Loans requested in such Notice of Revolving Borrowing in Dollars and in immediately available funds, at Administrative Agent’s Office, and shall transfer such funds to the bank account(s) specified by Borrower in the Notice of Revolving Borrowing delivered in respect of such Borrowing.

2.1.2 Interest Provisions Applicable to all Loans.

2.1.2.1 Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity or prepayment thereof at one of the following rates per annum:

(a) With respect to the principal portion of each Revolving Loan that is, and during such periods as such Revolving Loan is, a Base Rate Loan, at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate;

(b) With respect to the principal portion of each Revolving Loan that is, and during such periods as such Revolving Loan is, a LIBOR Loan, at a rate per annum during each Interest Period for such LIBOR Loan equal to the LIBO Rate for such Interest Period plus the Applicable Rate; and

(c) With respect to the principal portion of each Swingline Loan, prior to the applicable Swingline Loan Maturity Date, at the applicable rate per annum as agreed in writing between Borrower and the relevant Swingline Lender prior to the making of such Swingline Loan.

2.1.2.2 Interest Provisions. Unless otherwise specified by Borrower in a Notice of Revolving Borrowing or Notice of Conversion of Loan Type and except as otherwise provided for herein, all Revolving Loans shall be Base Rate Loans. Subject to the applicable limitations set forth herein, Revolving Loans shall bear interest based upon the LIBO Rate as specified by Borrower in the applicable Notice of Revolving Borrowing or Notice of Conversion of Loan Type. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, the LIBOR Loans whose Interest Period is then ending shall automatically convert to Base Rate Loans at such time (notwithstanding the delivery of a Confirmation of Interest Period Selection with respect to such Loans).

2.1.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each Base Rate Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to each LIBOR Loan and, with respect to Interest Periods longer than three months, on each successive date three months after the first day of such Interest Period, (iii) in the case of each Swingline Loan, on the last Banking Day of each calendar quarter and (iv) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type (in the case of a Revolving Loan), and at maturity (whether by acceleration or otherwise).

2.1.2.4 Interest Periods and Selection.

(a) Notwithstanding anything herein to the contrary, (i) Borrower may not at any time have outstanding more than eight different Interest Periods relating to LIBOR Loans; and (ii) LIBOR Loans for each Interest Period shall be in the amount of at least $5,000,000.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.1.2, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit E-3, a “Confirmation of Interest Period Selection”) and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to

Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2.4(b), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection by telecopy as provided for above) notify Borrower of each determination of the interest rate applicable to each Revolving Loan.

2.1.2.5 Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Loans shall be based upon a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.1.3 Conversion of Loans. Borrower may convert any Revolving Loan from one Type of Revolving Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into Base Rate Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $5,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit E-2, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) the Revolving Loans, or portion thereof, which are to be converted;

(b) the Type into which such Revolving Loans, or portion thereof, are to be converted;

(c) if such Revolving Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans in accordance with Section 2.1.2.4(b); and

(d) the date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.4 Loan Principal Payment. Borrower shall repay to Administrative Agent, for the account of each Lender on the Maturity Date the unpaid principal amount of each Revolving Loan made by such Lender. Borrower shall repay to Administrative Agent, for the account of the relevant Swingline Lender, on the relevant Swingline Loan Maturity Date the unpaid principal amount of each Swingline Loan made by such Swingline Lender. From and after the Maturity Date, upon payment in full of the aggregate principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Credit Facility Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.1.5 Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Lender, be evidenced by promissory notes in the form of Exhibit C (each, a “Revolving Note”), payable to such Lender and in the principal amount of such Lender’s Commitment. The obligation of Borrower to repay the Swingline Loans made by each Swingline Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Swingline Lender, be evidenced by a promissory note in the form of Exhibit D (each, a “Swingline Note”; and each Revolving Note and Swingline Note, a “Note”), payable to such Swingline Lender and in the principal amount of the Swingline Sublimit. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note, and/or in such Lender’s internal records, the date and amount of each Loan made by such Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.

2.1.6 Optional Prepayments. Borrower may, at its option and without penalty, upon notice to Administrative Agent before 11:00 a.m. on the date of prepayment (which shall be a Banking Day), in the case of Base Rate Loans or Swingline Loans, or upon at least three Banking Days’ notice to Administrative Agent, in the case of LIBOR Loans, prepay any Loans in whole or in part in an amount of (a) in the case of Revolving Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Revolving Loans) or (b) in the case of Swingline Loans, $1,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Swingline Loans). Upon the prepayment of any Revolving Loan, Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.8).

2.2 Letter of Credit Facility.

2.2.1 Issuance of the Letter of Credit.

2.2.1.1 Subject to the terms and conditions set forth in this Agreement and the applicable LC Application, each LC Issuing Bank shall, during the Availability Period on each Banking Day specified in a Notice of LC Activity described in Section 2.2.3, issue Letters of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit (as applicable), for the account of Borrower, of the Letter(s) of Credit to which such Notice of LC Activity relates, and deliver each such Letter of Credit (or a notice of extension of the expiry date thereof or increase in the

Stated Amount thereof) to the applicable LC Beneficiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the applicable LC Application, the terms and conditions of this Agreement shall control.

2.2.1.2 Subject to the terms and conditions hereof, all letters of credit outstanding on the Closing Date under the Existing Credit Agreement and issued by an entity that is a Lender under this Agreement which, by its execution of this Agreement, has agreed to act as an LC Issuing Bank hereunder and listed on Schedule 2.2.1.2 (each, an “Existing Letter of Credit”) shall automatically be continued hereunder on the Closing Date by such LC Issuing Bank, and as of the Closing Date the Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Closing Date.

2.2.2 Availability; Expiration Date of Letters of Credit. The LC Issuing Banks shall have no obligation to issue any Letter of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit if, after giving effect to such issuance, extension or increase, (a) the total Revolving Credit Exposures of all the Lenders then outstanding would exceed the Total Commitment, (b) the total LC Exposure then outstanding would exceed $200,000,000 or (c) in the event at the time of such issuance, extension or increase there shall be different Maturity Dates for the Lenders, the aggregate Stated Amount of all Letters of Credit then outstanding which have an expiry date after the then earliest Maturity Date of any Lender would exceed the aggregate Commitments as to which the Maturity Date has been extended to a date after such earliest Maturity Date. Notwithstanding anything herein to the contrary, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Banking Days prior to the Maturity Date (or, if at any time there shall be different Maturity Dates for the Lenders, subject to clause (c) of the immediately preceding sentence).

2.2.3 Notice of LC Activity. Borrower may from time to time request the issuance of a Letter of Credit, the extension of the expiry date of any Letter of Credit or the increase in the Stated Amount of any Letter of Credit by delivering to Administrative Agent and the relevant LC Issuing Bank an irrevocable written notice in the form of Exhibit E-4, appropriately completed (a “Notice of LC Activity”), which specifies, among other things:

(i) the particulars of the Letter of Credit to be issued or the specific Letter of Credit to be extended or the Stated Amount of which is to be increased;

(ii) the name of the LC Issuing Bank for such Letter of Credit;

(iii) the issue date and expiration date of the Letter of Credit to be issued or extended (which shall be subject to the last sentence of Section 2.2.2); and

(iv) the Stated Amount of such Letter of Credit.

Borrower shall give the Notice of LC Activity to Administrative Agent and the relevant LC Issuing Bank at least two Banking Days before the requested date of issuance of any Letter of Credit, and at least two Banking Days before the requested date of extension, or increase in the Stated Amount, of any Letter of Credit. Any Notice of LC Activity, once given by Borrower, may not be modified or revoked.

2.2.4 Reimbursement. Each LC Issuing Bank shall notify Borrower of any Drawing Payment under any Letter of Credit issued by such LC Issuing Bank within one Banking Day after the date that such Drawing Payment is made (the date such Drawing Payment is made, the “Drawing Date”); provided, however, that such LC Issuing Bank’s failure to provide such notification shall not relieve Borrower of its Reimbursement Obligation. No later than 12:00 noon on the Banking Day next following receipt of such notice, Borrower shall either make or cause to be made to such LC Issuing Bank a payment, or Borrower shall deliver a Notice of Revolving Borrowing for a Base Rate Loan to be made to Borrower on such Banking Day, or a combination of a payment and delivery of such a Notice of Revolving Borrowing, as applicable, in an aggregate amount (the “Reimbursement Payment”) equal to the sum of (a) the full amount of such Drawing Payment and (b) interest thereon for each day or portion thereof until such Drawing Payment is paid in full made at a rate equal to (i) from the Drawing Date through such next following Banking Day, the Alternate Base Rate plus the Applicable Rate then applicable to Base Rate Loans and (ii) thereafter, the Default Rate; provided that (x) such Reimbursement Payment shall be for the benefit of each Lender (in proportion to its Proportionate Share) to the extent that, prior to the time such Reimbursement Payment is made, such Lender has, pursuant to Section 2.2.7, paid such LC Issuing Bank its respective Proportionate Share of the Drawing Payment made by such LC Issuing Bank; (y) the proceeds of any Base Rate Loans shall be applied by Administrative Agent to the extent required to make the respective Reimbursement Payment, and (z) in the event Borrower shall fail to obtain any such Base Rate Loans, Borrower shall forthwith make such Reimbursement Payment. If a Reimbursement Payment is made in the full amount of such Drawing Payment by 3:00 p.m. on the applicable Drawing Date, no interest shall be payable on such Drawing Payment.

2.2.5 Reimbursement Obligation Absolute. The Reimbursement Obligation of Borrower for each Drawing Payment shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Credit Facility Documents; (b) any amendment or waiver of or any consent to departure from all or any terms of any of the Letters of Credit, this Agreement or any of the other Credit Facility Documents; (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any LC Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such LC Beneficiary or transferee may be acting), any LC Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, the transactions contemplated herein or in the other Credit Facility Documents, or in any unrelated transactions; (d) any breach of contract or dispute among or between Borrower, any LC Issuing Bank, Administrative Agent, any Lender, or any other Person; (e) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (f) payment by any LC Issuing Bank under any Letter of Credit against presentation of any demand, statement, certificate, draft or other document which does not strictly comply with the terms of such Letter of Credit; (g) any non-application or misapplication by an LC Beneficiary of the proceeds of any Drawing Payment under a Letter of Credit or any other act or omission of an LC Beneficiary in connection with a Letter of Credit; (h) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by any LC Issuing Bank, Administrative Agent or any Lender, with or without notice to or approval by Borrower; (i) any failure to preserve or protect any collateral, any failure to perfect or preserve the perfection of any lien thereon, or the release of any of the collateral securing the performance or observance of the terms of this Agreement or any of the other Credit Facility Documents; (j) the solvency or financial responsibility of any party issuing any documents in connection with the Letter of Credit; (k) any error in the transmission of any message relating to a Letter of Credit not caused by the LC Issuing Bank thereof, or any delay or interruption in any such message; (l) any error, neglect or default of any correspondent of any LC Issuing Bank in connection with a Letter of Credit; (m) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of any LC Issuing Bank; (n) so long as an LC Issuing Bank in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such LC Issuing Bank in connection with a Letter of Credit except to the extent such LC Issuing Bank’s actions are judicially determined to have constituted gross negligence; or (o) any other circumstances or happenings whatsoever relating to Borrower or such Reimbursement Obligation, whether or not similar to any of the foregoing, including any commercial frustration of purpose, any Change of Law, any failure of an LC Beneficiary or any other Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Credit Facility Documents to which each is a party; provided, however, that nothing in this Section 2.2.5 shall relieve any LC Issuing Bank, Administrative Agent or any Lender from liability for its gross negligence or willful misconduct.

2.2.6 Reduction and Reinstatement of Stated Amount. The Stated Amount of each Letter of Credit shall be reduced by the amount of Drawing Payments made in respect thereof. Notwithstanding anything to the contrary contained in this Section 2.2.6, once so reduced, the Stated Amount of any Letter of Credit shall not be reinstated except upon payment by Borrower of the Reimbursement Obligation corresponding to such Drawing Payment and satisfaction of the conditions for an increase in the Stated Amount of a Letter of Credit set forth in Section 3.2.

2.2.7 Lender Participation. By the issuance of a Letter of Credit by an LC Issuing Bank (and an amendment to a Letter of Credit increasing the amount thereof) and without further action on the part of such LC Issuing Bank or the Lenders, such LC Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such LC Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Proportionate Share of the Stated Amount of such Letter of Credit, and the issuance of a Letter of Credit shall be deemed a confirmation to the LC Issuing Banks of such participation in such amount. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the relevant LC Issuing Bank, such Lender’s Proportionate Share of each Reimbursement Obligation made by such LC Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.2.4, or of any Reimbursement Payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.7 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever. Each LC Issuing Bank may request the Lenders to pay to such LC Issuing Bank their respective Proportionate Shares of all or any portion of any Drawing Payment made or to be made by such LC Issuing Bank under any Letter of Credit by contacting each Lender and Administrative Agent telephonically (promptly confirmed in writing) within two Banking Days after such LC Issuing Bank has received notice of or request for such Drawing Payment, and specifying the amount of such Drawing Payment, such Lender’s Proportionate Share thereof, and the date on which such Drawing Payment is to be made or was made; provided, however, that such LC Issuing Bank shall not request the Lenders to make any payment under this Section 2.2.7 in connection with any portion of a Drawing Payment for which such LC Issuing Bank has been reimbursed through a Reimbursement Payment by Borrower (unless such Reimbursement Payment has been thereafter recovered by Borrower). Upon receipt of any such request for payment from such LC Issuing Bank, each Lender shall pay to such LC Issuing Bank such Lender’s Proportionate Share of the unreimbursed portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such LC Issuing Bank in accordance with banking industry rules on interbank compensation, from the date of such Drawing Payment to the date on which such Lender makes payment. Each Lender’s obligation to make each such payment to such LC Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Inchoate Default or Event of Default, or the failure of any other Lender to make any payment under this Section 2.2.7, and each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If any Reimbursement Payment is made to Administrative Agent or any LC Issuing Bank, Administrative Agent or such LC Issuing Bank, as applicable, shall pay to each Lender which has paid its Proportionate Share of the Drawing Payment such Lender’s Proportionate Share of the Reimbursement Payment and shall, in the case of Administrative Agent, pay to such LC Issuing Bank and, in the case of such LC Issuing Bank, retain, the balance of such Reimbursement Payment.

2.2.8 Commercial Practices. Borrower assumes all risks of the acts or omissions of any LC Beneficiary or transferees of any Letter of Credit with respect to the use of such Letter of Credit. Borrower agrees that neither any LC Issuing Bank, Administrative Agent nor any Lender (nor any of their respective directors, officers, or employees) shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any LC Beneficiary or transferee in connection therewith; (b) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (c) the validity, sufficiency or genuineness of documents other than the Letters of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein proved to be untrue or inaccurate in any respect whatsoever; (d) payment by any LC Issuing Bank against presentation of documents which do not strictly comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that an LC Issuing Bank shall be liable to Borrower for acts or events described in clauses (a) through (e) above, to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (i) any LC Issuing Bank’s willful misconduct or gross negligence in determining whether a drawing made under the applicable Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (ii) any LC Issuing Bank’s willful failure to pay under any Letter of Credit after a drawing by the respective LC Beneficiary strictly complying with the terms and conditions of the applicable Letter of Credit. Without limiting the foregoing, any LC Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation. Borrower hereby waives any right to object to any payment made under a Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar matters of form.

2.2.9 Liability of LC Issuing Banks. Each LC Issuing Bank shall be entitled to the protection accorded to Administrative Agent pursuant to Section 7.1.2 with such conforming changes thereto as may necessary to make such provisions applicable to each LC Issuing Bank.

2.2.10 Cash Collateral. Upon the occurrence and during the continuation of an Event of Default under Section 6.1 or at such time as, pursuant to the terms hereof, Administrative Agent and the Lenders have accelerated the Obligations and upon the request of Administrative Agent (acting at the direction of the relevant LC Issuing Bank or Required Lenders) or at such other times as Borrower shall, or shall be required, by the terms hereof to provide Cash Collateral, Borrower shall immediately Cash Collateralize the LC Exposure in an amount not less than total LC Exposure. At any time that there shall exist a Defaulting Lender, immediately upon the written request of Administrative Agent or any applicable LC Issuing Bank or Swingline Lender (in each case, with a copy to Administrative Agent), Borrower shall Cash Collateralize the relevant LC Exposure of such LC Issuing Bank or the relevant Swingline Exposure of such Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.11.3 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the amount required by Section 2.11. All Cash Collateral shall be maintained in blocked deposit accounts at Administrative Agent. Borrower hereby grants to Administrative Agent, for the benefit of the applicable

Lenders, LC Issuing Banks and Swingline Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the Obligations for which such Cash Collateral has been provided hereunder. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, such deposits shall not bear interest, and investments of such deposits shall be made by Administrative Agent at Borrower’s direction, risk and expense; provided that, at any time a Default has occurred and is continuing, any such investment shall be made at the option of and sole discretion of Administrative Agent (but at Borrower’s risk and expense). Interest or profits, if any, on such investments shall accumulate in such accounts. Moneys in such accounts shall be applied by Administrative Agent (i) in the case of Cash Collateral provided pursuant to the first sentence above, to reimburse the relevant LC Issuing Bank for Drawing Payments for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of any contingent Reimbursement Obligations with respect to outstanding Letters of Credit and (ii) in the case of Cash Collateral provided pursuant to the second sentence above, to the obligations of the relevant Defaulting Lender for which such Cash Collateral has been provided. If Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid or to any other Obligations hereunder) shall be returned to Borrower, within three Banking Days after all Events of Default have been cured or waived and all amounts due and payable to Administrative Agent and the Lenders hereunder have been paid. If Borrower is required to provide an amount of Cash Collateral hereunder as a result of a Lender becoming a Defaulting Lender, so long as no Event of Default shall have occurred and be continuing, such amount (to the extent not applied as aforesaid or to any other Obligations hereunder) shall be returned to Borrower, within three Banking Days after such Lender ceases to be a Defaulting Lender (as provided in the last paragraph of Section 2.11) or such Lender has been replaced pursuant to Section 2.9.2. In addition, upon the occurrence and during the continuation of an Event of Default under Section 6.1.3, Administrative Agent (acting at the direction of the relevant LC Issuing Banks or Required Lenders) shall be entitled to cancel all outstanding Letters of Credit any time at least 30 days after delivery to the LC Beneficiary of each Letter of Credit that will be canceled a written notice of such intent to cancel, whereupon the LC Beneficiary shall be entitled to draw upon the applicable Letter of Credit in accordance with its terms.

2.3 Total Commitment and Fees.

2.3.1 Total Commitment. The total Revolving Credit Exposure of all the Lenders outstanding at any time shall not exceed $325,000,000, which amount shall be subject to reductions or increases by Borrower pursuant to Section 2.3.2 or 2.3.3 (such amount as so reduced or increased from time to time, the “Total Commitment”).

2.3.2 Reductions and Cancellations. Borrower may, from time to time upon three Banking Days’ written notice to Administrative Agent (who shall promptly deliver such notice to the Lenders), permanently reduce, by an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. or cancel in its entirety, the unused portion of the Total Commitment. Notwithstanding anything in this Section 2.3.2 to the contrary, Borrower may not reduce or cancel any portion of the Total Commitment if, after giving effect to such reduction or cancellation, (a) the aggregate Revolving Credit Exposure of all Lenders then outstanding would exceed the Total Commitment or (b) such reduction or cancellation would cause a violation of any provision of this Agreement or the other Credit Facility Documents. Borrower shall pay to Administrative Agent any Facility Fee then due on such cancelled amount upon any such reduction or cancellation. From the effective date of any such reduction, the Facility Fee shall be computed on the basis of the Total Commitment (whether used or unused) as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated, provided that the reduction of the Total Commitment shall not preclude a subsequent increase thereof in accordance with Section 2.3.3. Any reductions pursuant to this Section 2.3.2 shall be applied ratably among the Lenders in accordance with their respective Commitments.

2.3.3 Increase of Total Commitment.

2.3.3.1 Requests for Commitment Increase. Borrower may, at any time after the Closing Date, propose that the Total Commitment hereunder be increased (each such proposed increase being a “Commitment Increase”) by having an existing Lender agree to increase its then existing Commitment (each an “Increasing Lender”) and/or by adding as a new Lender hereunder any Person which shall agree to provide a Commitment hereunder (each an “Assuming Lender”), in each case with the consent of Administrative Agent, each LC Issuing Bank and each Swingline Lender (such consent, in each case, not to be unreasonably withheld), by notice to Administrative Agent specifying the amount of the relevant Commitment Increase, the Lender or Lenders providing for such Commitment Increase and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Banking Day at least three Banking Days after delivery of such notice and 30 days prior to the Maturity Date; provided that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(B) the Total Commitment shall be increased at any time in an aggregate minimum amount of $10,000,000;

(C) the aggregate amount of all Commitment Increases hereunder shall not exceed $175,000,000;

(D) no Inchoate Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of the date of the Commitment Increase Date, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

No Lender shall be obligated to become an Increasing Lender hereunder.

2.3.3.2 Effectiveness of Commitment Increase . Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by Administrative Agent, on or prior to 9:00 a.m. on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of Borrower stating that the conditions with respect to such Commitment Increase under this Section 2.3.3.2 have been satisfied and (B) an agreement, in form and substance satisfactory to Borrower and Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and Borrower and acknowledged by Administrative Agent. Upon Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date Borrower shall simultaneously (i) prepay in full the outstanding Revolving Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if Borrower shall have so requested in accordance with this Agreement, borrow new Revolving Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Revolving Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.7 in connection with such prepayment.

2.3.4 Extension of Maturity Date.

2.3.4.1 Request for Extension. Borrower may, by notice to Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Closing Date (such anniversary date, the “Extension Date”), request (each, an “Extension Request”) that the Lenders extend the Maturity Date then in effect (the “Existing Maturity Date”) for an additional one year, provided that no more than two Extension Requests shall be permitted hereunder. Each Lender, acting in its sole discretion, shall, by notice to Borrower and Administrative Agent given not later than the 20th day (or such later day as shall be acceptable by Borrower) following the date of Borrower’s notice, advise Borrower whether or not such Lender agrees to such extension; provided that any Lender that does not so advise Borrower shall be deemed to have denied such Extension Request. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

2.3.4.2 Replacement of Non-extending Lenders. Borrower shall have the right at any time on, prior to or following the relevant Extension Date to replace any non-extending Lender with, and otherwise add to this Agreement, one or more other lenders (which may include any Lender) (each an “Additional Commitment Lender”) in each case with the consent of Administrative Agent, each LC Issuing Bank and each Swingline Lender (such consent, in each case, not to be unreasonably withheld). Each Additional Commitment Lender which has been so approved shall enter into an agreement in form and substance satisfactory to Borrower and Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date (or the effective date of such replacement if later), undertake a Commitment and (if not already a Lender under this Agreement) become a Lender hereunder (and, if such Additional Commitment Lender is already a Lender, agree to increase its Commitment hereunder) in the agreed amount as long as each Non-extending Lender being replaced is paid in full.

2.3.4.3 Effectiveness of Extension. If (and only if) the total Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be at least 50% of the Total Commitment in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date, with respect to the Commitment of each Lender that has agreed to so extend its Commitment and of each Additional Commitment Lender (if any) shall be extended to the date falling one year after the Existing Maturity Date (or, if such date is not a Banking Day, such Maturity Date as so extended shall be the next preceding Banking Day), and each Additional Commitment Lender which shall replace any non-extending Lender pursuant to Section 2.3.4.2 shall become a “Lender” for all purposes of this Agreement effective as of the date of such replacement.

Notwithstanding the foregoing, the extension of the Existing Maturity Date shall not be effective with respect to any Lender unless as of the relevant Extension Date (i) no Inchoate Default or Event of Default shall have occurred and be continuing and (ii) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of such date, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time (and Administrative Agent shall have received a certification to such effect from a Responsible Officer of Borrower, together with such evidence and other related documents as Administrative Agent may reasonably request with respect to Borrower’s authorization of the extension and their respective obligations hereunder).

Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not approved any Extension Request and has not been replaced as a Lender hereunder pursuant to Section 2.3.4.2, the Maturity Date for such Lender shall remain unchanged (and the Commitment of such Lender (including its obligations in respect of any participation in respect of any Letters of Credit) shall terminate, and the Revolving Loans made by such Lender shall mature and be payable by Borrower, and all other amounts owing to such Lender hereunder shall be payable, on such date).

2.4 Fees

2.4.1 Facility Fee. On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) and on the Maturity Date (or, if applicable, each Maturity Date) (or, if the Total Commitment is cancelled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Closing Date or the first day of such quarter, as the case may be, a facility fee (the “Facility Fee”) for such quarter (or portion thereof) then ending on the daily amount (whether used or unused) of the Total Commitment during such quarter (or portion thereof) which shall accrue at the Applicable Rate.

2.4.2 Letter of Credit Fees.

2.4.2.1 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) commencing on the Closing Date and ending on the Maturity Date (or, if applicable, each Maturity Date) and on the expiration date of each Letter of Credit, Borrower shall pay to Administrative Agent for the benefit of the relevant LC Issuing Bank a Letter of Credit fronting fee for such quarter (or portion thereof) then ending on the average daily amount of the LC Exposure with respect to each Letter of Credit issued by such LC Issuing Bank (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations, if any) which shall accrue at a rate per annum as agreed in writing between Borrower and such LC Issuing Bank, during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any LC Exposure with respect to such Letter of Credit.

2.4.2.2 Borrower agrees to pay each LC Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

2.4.2.3 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) commencing on the Closing Date and ending on the Maturity Date (or, if applicable, each Maturity Date), Borrower shall pay to Administrative Agent for the benefit of the Lenders, a Letter of Credit fee (the “Lenders Letter of Credit Fee”) on the average daily amount of the LC Exposure with respect to each outstanding Letter of Credit (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations, if any) for such quarter (or portion thereof) which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans.

2.4.3 Calculation of Fees. All fees payable under this Section 2.4 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.5 Other Payment Terms.

2.5.1 Place and Manner. Borrower shall make all payments due to each Lender hereunder to the Administrative Agent’s Office, for the account of such Lender, to an account specified by Administrative Agent to Borrower for such purpose, in lawful money of the United States and in immediately available funds not later than 12:00 noon on the date on which such payment is due, without set-off or counterclaim. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon, otherwise on the next Banking Day.

2.5.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.5.3 Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Credit Facility Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, Borrower shall pay interest (including following any Bankruptcy Event with respect to Borrower) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

2.5.4 Net of Taxes, Etc.

2.5.4.1 Taxes. Subject to each Lender’s compliance with Section 2.5.7, any and all payments to or for the benefit of Administrative Agent or any Lender by Borrower hereunder or under any other Credit Facility Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any Indemnified Taxes or Other Taxes, shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Facility Documents. If Borrower shall be required by law to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Credit Facility Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Indemnified Taxes or Other Taxes, as applicable (including deductions applicable to additional sums payable under this Section 2.5.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the Governmental Authority in accordance with applicable law, rule or regulation. In addition, Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, rule or regulation.

2.5.4.2 Indemnity. Borrower shall indemnify each Lender for and hold it harmless against the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4) paid by any

Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes arising from such Lender’s gross negligence or willful misconduct. Each Lender agrees to give notice to Borrower of the assertion of any claim against such Lender relating to such Indemnified Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify Borrower of such assertion within such 90 day period shall not relieve Borrower of its obligation under this Section 2.5.4 with respect to Indemnified Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.5.4 with respect to Indemnified Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as Borrower receives notice from such Lender as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

2.5.4.3 Notice. Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall compensate each Lender for all reasonable losses and expenses sustained by such Lender as a result of any failure by Borrower to so furnish such copy of such receipt.

2.5.4.4 FATCA. If a payment made to a Lender under this Agreement or any other Credit Facility Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent (each, a “Withholding Agent”), at the time or times prescribed by law and at such time or times reasonably requested by any Withholding Agent, as the case may be, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Withholding Agent as may be necessary for such Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5.4.4, FATCA shall include any amendments made to FATCA after the date of this Agreement.

2.5.4.5 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5.4 (including additional amounts paid pursuant to this Section 2.5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5.4.5, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.5.4.5 if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.5.4.5 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.5.4.6 Survival of Obligations. The obligations of Borrower under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.5.5 Application of Payments. Payments made under this Agreement or the other Credit Facility Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Credit Facility Documents, (b) next to any accrued but unpaid interest then due and owing and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.5.6 Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5.6 shall be conclusive in the absence of demonstrable error.

2.5.7 Withholding Exemption Certificates. Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement, agrees that it will deliver to Administrative Agent and Borrower two duly completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN or successor applicable form, as the case may be, certifying in each case that such Lender is not a United States person and, to the extent applicable, is entitled to receive payments under this Agreement with an exemption or reduction of the deduction or withholding of any United States Federal income taxes. Each Lender which delivers to Borrower and Administrative Agent a Form W-8IMY, W-8ECI or W-8BEN pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the said letter and Form W-8IMY, W-8ECI or W-8BEN, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8IMY, W-8ECI or W-8BEN that such Lender is not a United States person and, to the extent applicable, is entitled to receive payments under this Agreement with an exemption or reduction of the deduction or withholding of any United States Federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower that it is not capable of receiving payments with an exemption or reduction of any deduction or withholding of United States Federal income tax, and in the case of Form W-8IMY, W-8ECI or W-8BEN, establishing an exemption from United States backup withholding tax. In the case of a Lender entitled to an exemption from the withholding of United States federal income tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” such Lender shall also deliver to Administrative Agent and Borrower with its Form W-8IMY, W-8ECI and W-8BEN or successor applicable form, as the case may be, a certificate, or certificates, to the effect that such Lender (or in the case of a Form W-8IMY, such Lender’s beneficial owners to the extent applicable) is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender providing such a certificate shall provide a new certificate at any time thereafter when a change in such Lender’s circumstances renders an existing certificate obsolete or invalid or requires a new certificate to be provided, and within fifteen Banking Days after a reasonable written request of Administrative Agent or Borrower from time to time; provided that it shall not be a breach of this Section 2.5.7 if such Lender is unable to provide such certificate as a result of a Change of Law after the date it becomes a Lender hereunder. Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall provide two duly completed copies of United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, at the times specified for the delivery of forms under this Section 2.5.7 with respect to Forms W-8IMY, W-8ECI and W-8BEN or successor applicable form, as the case may be. Borrower shall not be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.5.4.1 (or make an indemnification payment pursuant to Section 2.5.4.2) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.5.7.

2.5.8 Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2.7, Section 2.5.6, Section 2.10.3 or Section 7.5, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent, the Swingline Lenders or the LC Issuing Banks to satisfy such Lender’s obligations to any of them, as applicable, under such Section until all such unsatisfied obligations are fully paid, and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

2.6 Pro Rata Treatment.

2.6.1 Borrowings, Payments, Etc. Except as otherwise provided herein (including in Section 2.3.3), (a) each Revolving Borrowing shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares then in effect and (b) each payment of principal of or interest on the Revolving Loans, Facility Fees and Lenders Letter of Credit Fees shall be shared among the Lenders pro rata in accordance with the amounts of such principal, interest or fees, as the case may be, then due and payable to them.

2.6.2 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.6.1, such Lender shall forthwith purchase from the other Lenders to which such payments were required to be made such participations in the Loans or participations in unreimbursed Reimbursement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.6.2 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this Section 2.6.2 shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.7 Change of Circumstances.

2.7.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) the Required Lenders shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any suspension shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans, as applicable, unless such suspension has then ended.

2.7.2 Illegality. If any Change of Law shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans, as the case may be, shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.3, convert any then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay or convert (at Borrower’s option) LIBOR Loans into Base Rate Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans as LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

2.7.3 Increased Costs. If any Change of Law shall:

2.7.3.1 impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any LC Issuing Bank (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Reserve Requirement”); or

2.7.3.2 subject any Lender or any LC Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.5.4 and (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuing Bank); or

2.7.3.3 impose on any Lender or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Reserve Requirement”);

and the result of any of the foregoing shall be to increase the cost to such Lender or LC Issuing Bank of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) other than any cost related to Taxes or to reduce the amount of any sum received or receivable by such Lender or LC Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or LC Issuing Bank to be material, then Borrower will pay to such Lender or LC Issuing Bank, as the case may be, within 30 days after its demand, such additional amount or amounts as will compensate such Lender or LC Issuing Bank for such additional costs incurred or reduction suffered. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender or LC Issuing Bank to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.7.4 Capital Requirements. If any Lender or any LC Issuing Bank determines that any Change of Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuing Bank’s capital or on the capital of such Lender’s or LC Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company could have achieved but for such Change of Law (taking into consideration such Lender’s or LC Issuing Bank’s policies and the policies of such Lender’s or LC Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender or LC Issuing Bank, as the case may be, within 30 days after its demand such additional amount or amounts as will compensate such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company for any such reduction suffered. A certificate of such Lender or such LC Issuing Bank, setting forth in reasonable detail the computation of any such amount, submitted by such Lender or LC Issuing Bank to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.7.5 Delay in Request. Failure or delay on the part of any Lender or LC Issuing Bank to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s or LC Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an LC Issuing Bank pursuant to this Section 2.7 for any costs or reductions incurred more than 180 days prior to the date that such Lender or LC Issuing Bank notifies Borrower of the event giving rise to such costs or reductions and of such Lender’s or LC Issuing Bank’s intention to claim compensation therefor; provided further that, if the event giving rise to such costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.8 Funding Losses.

If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans (including as a result of an assignment effected pursuant to Section 2.9.2), (b) fail to borrow any LIBOR Loans in accordance with a Notice of Revolving Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (c) fail to convert any Base Rate Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender (other than in the case of the costs covered by the parenthetical clause under clause (a) above, which shall be paid in accordance with Section 2.9.2), reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the Applicable Rate in respect of the interest rate on LIBOR Loans). Each Lender demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.9 Alternate Office, Minimization of Costs.

2.9.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.5.4, 2.7.3, 2.7.4 or 2.8, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.9.2 Replacement Rights. If and with respect to each occasion that a Lender (i) makes a demand for compensation pursuant to Section 2.5.4, 2.7.3 or 2.7.4, (ii) is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.7.2 or such Lender wrongfully fails to fund a Loan, (iii) becomes a Defaulting Lender or (iv) has failed to consent to any proposed waiver or amendment with respect to this Agreement that requires the consent of all the Lenders or all the Lenders directly affected and with respect to which the Required Lenders shall have granted their consent, Borrower may, at its sole expense, upon at least five Banking Days’ prior irrevocable written notice to the affected Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 7.13.1), all its interests, rights and obligations under this Agreement to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of Administrative Agent, each Swingline Lender and each LC Issuing Bank with respect to such assignee to the extent consent would be required under the terms of Section 7.13.1 in connection with an assignment to such assignee (which consent, in each case, shall not be unreasonably withheld). Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the 14th day after the day such notice is given. On the effective date of any replacement of a Lender’s Loans and

Commitments and Obligations pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement; (b) the principal of and accrued interest on the principal amount of outstanding Loans and any funded participations in Letters of Credit and Swingline Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans or other amounts), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.5.4, 2.7.3 or 2.7.4, as applicable, and any other amount then payable hereunder to such Lender. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans and termination of such Lender’s Commitments pursuant to this Section 2.9.2, such Lender shall cease to be a Lender hereunder. No such replacement of such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such replaced Lender, or any liability or obligation of such replaced Lender to Borrower or any other Lender, which accrued on or prior to the date of such replacement or (ii) such replaced Lender’s rights hereunder in respect of any such liability or obligation. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.9.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth in its Administrative Questionnaire and may assign all of its interests under the Credit Facility Documents to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.5.4, 2.7.3 or 2.7.4, or make an interest rate option unavailable pursuant to Section 2.7.2.

2.10 Swingline Loans.

2.10.1 Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the total Revolving Credit Exposure of all the Lenders exceeding the Total Commitment; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan or to finance the reimbursement of a Reimbursement Obligation in respect of a Letter of Credit. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan by a Swingline Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Swingline Lender a participation in such Swingline Loan in an amount equal to such Lender’s Proportionate Share of the amount of such Swingline Loan.

2.10.2 Notice of Swingline Loans by Borrower. Borrower shall request a Swingline Loan by delivering to Administrative Agent a written notice in the form of Exhibit F, appropriately completed (a “Notice of Swingline Borrowing”) before 12:00 noon on the Banking Day of any Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify the Swingline Lender from which such Swingline Borrowing shall be made, the requested date (which shall be a Banking Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be in the minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Administrative Agent will promptly advise the relevant Swingline Lender of a Notice of Swingline Borrowing received from Borrower. Subject to the terms and conditions set forth herein, each Swingline Lender shall make each Swingline Loan available to Borrower, in immediately available funds by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender, not later than 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

2.10.3 Refinancing of Swingline Loans.

2.10.3.1 Each Swingline Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes each Swingline Lender to so request on its behalf), that, subject to the terms and conditions set forth herein (including the conditions set forth in Section 3.2), each Lender make a Base Rate Loan in an amount equal to such Lender’s Proportionate Share of the amount of Swingline Loans made by such Swingline Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Borrowing for purposes hereof) and in accordance with the requirements of Section 2.1.1, without regard to the minimum and multiples specified therein; provided that such request shall in no event be made earlier than the Swingline Loan Maturity Date for the relevant Swingline Loan. Each Swingline Lender shall furnish Borrower with a copy of such Notice of Revolving Borrowing promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Proportionate Share of the amount specified in such Notice of Revolving Borrowing available to Administrative Agent in immediately available funds for the account of such Swingline Lender at Administrative Agent’s Office not later than 2:00 p.m. (New York City time) on the day specified in such Notice of Revolving Borrowing, whereupon, subject to Section 2.10.3.2, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.

2.10.3.2 If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.10.3.1, the request for Base Rate Loans submitted by such Swingline Lender as set forth herein shall be deemed to be a request by such Swingline Lender that each of the Lenders fund its participation in the relevant Swingline Loan and each Lender’s payment to Administrative Agent for the account of such Swingline Lender pursuant to Section 2.10.3.1 shall be deemed payment in respect of such participation. Administrative Agent shall notify Borrower of any participations in any Swingline Loan funded pursuant to this Section 2.10.3.2, and thereafter payments in respect of such Swingline Loan (to the extent of such funded participations) shall be made to Administrative Agent for the account of the relevant Lenders.

2.10.3.3 If any Lender fails to make available to Administrative Agent for the account of any Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.10.3 by the time specified in this Section 2.10.3.3, such Swingline Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Swingline Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of a Swingline Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this Section 2.10.3.3 shall be conclusive absent manifest error.

2.10.3.4 Each Lender’s obligation to purchase and fund participations in Swingline Loans pursuant to this Section 2.10.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any adverse change in the condition (financial or otherwise) of Borrower, (D) any breach of this Agreement or any other Credit Facility Document by Borrower or any other Lender or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, and the payment of each such obligation shall be made without any offset, abatement, withholding or reduction whatsoever. No such funding of participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

2.10.4 Repayment of Participations.

2.10.4.1 At any time after any Lender has purchased and funded a participation in a Swingline Loan, if any Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will promptly remit such Lender’s Proportionate Share of such payment to Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was funded) in like funds as received by such Swingline Lender, and any such amounts received by Administrative Agent will be remitted by Administrative Agent to the Lenders that shall have funded their participations pursuant to Section 2.10.3.2 to the extent of their interests therein.

2.10.4.2 If any payment received by any Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 8.18 (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to Administrative Agent for the account of such Swingline Lender its Proportionate Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. Administrative Agent will make such demand upon the request of such Swingline Lender. The obligations of the Lenders under this Section 2.10.4.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

2.10.5 Interest for Account of Swingline Lenders. Until each Lender funds its Base Rate Loan or participation pursuant to this Section to refinance such Lender’s Proportionate Share of any Swingline Loan made by any Swingline Lender, interest in respect of such Lender’s share thereof shall be solely for the account of such Swingline Lender.

2.11 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

2.11.1 Facility Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.4.1 (except to the extent allocable to (i) the outstanding principal amount of the Revolving Loans funded by it and (ii) its outstanding Swingline Exposure and/or LC Exposure for which such Defaulting Lender has provided Cash Collateral to the relevant Swingline Lender or LC Issuing Bank hereunder);

2.11.2 the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to

Section 7.9), except that (i) the Commitment(s) of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender;

2.11.3 if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Proportionate Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; provided that each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Inchoate Default or Event of Default exists;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Banking Day following notice by Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the LC Issuing Banks only Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2.10 for so long as such LC Exposure is outstanding;

(iii) if Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, Borrower shall not be required to pay any Letter of Credit fees to such Defaulting Lender pursuant to Section 2.4.2 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the Letter of Credit fees payable to the Lenders pursuant to Section 2.4.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Proportionate Shares; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Issuing Bank or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.4.1 (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit fees payable under Section 2.4.2 with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant LC Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

2.11.4 so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no LC Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or LC Issuing Bank, as the case may be, is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by Borrower in accordance with Section 2.2.10, and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.2.7 (and such Defaulting Lender shall not participate therein).

If (i) a bankruptcy event (as such term is defined in clause (d) of the definition of “Defaulting Lender”) with respect to any Person as to which any Lender is, directly or indirectly, a subsidiary shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any LC Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no LC Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless Borrower shall have Cash Collateralized such Lender’s Swingline Exposure or LC Exposure, as the case may be, pursuant to Section 2.11.3 or otherwise such Swingline Lender or such LC Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to such Swingline Lender or such LC Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that Administrative Agent, Borrower, the Swingline Lenders and the LC Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Proportionate Share.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

3.1.1 Credit Facility Documents. Delivery to Administrative Agent of executed originals of each Credit Facility Document (or written evidence satisfactory to Administrative Agent of the execution thereof by the parties thereto (which may include fax or electronic transmission of a signed signature page thereto)).

3.1.2 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Borrower in form and substance reasonably satisfactory to Administrative Agent and certified by an appropriate authorized officer of Borrower as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Credit Facility Documents and any instruments or agreements required hereunder or thereunder to which Borrower is a party.

3.1.3 Incumbency. Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to Administrative Agent, from Borrower signed by the appropriate authorized officer and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and each other Credit Facility Document and any instruments or agreements required hereunder or thereunder to which Borrower is a party.

3.1.4 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to Borrower and counsel to Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent.

3.1.5 Financial Statements. The Lenders shall have received the most recent annual audited financial statements or Form 10-K from Borrower and, to the extent obtainable, the most recent quarterly financial statements or Form 10-Q of Borrower, with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of Borrower has occurred from those set forth in the most recent financial statements or the balance sheet, as the case may be, so provided to Administrative Agent.

3.1.6 Accuracy of Representations and Warranties; No Defaults. As of the Closing Date, the conditions set forth in Sections 3.2.1 and 3.2.2 shall be satisfied.

3.1.7 Certificate of Borrower. Administrative Agent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit G.

3.1.8 Payment of Fees. All amounts required to be paid by Borrower to the Lenders, Administrative Agent and the Arrangers in connection with the execution and delivery of the Credit Facility Documents, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Section 3.1 (or incorporated herein by reference) shall have been paid in full.

3.1.9 Repayment of Amounts under Existing Credit Agreement. Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that (i) all amounts payable under the Existing Credit Agreement to the lenders party to the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, (ii) all commitments of lenders under the Existing Credit Agreement that are not Lenders hereunder shall have been terminated, and each such lender shall have confirmed in writing such termination (it being agreed by the parties hereto that (x) such commitments of such lenders shall terminate, and no such lender shall be a party hereto, as of the Closing Date and (y) each lender under the Existing Credit Agreement that is a Lender hereunder shall have a Commitment hereunder as of the Closing Date in an amount equal to such Lenders’ Proportionate Share of the Total Commitment as of the Closing Date); and (iii) all letters of credit outstanding under the Existing Credit Agreement shall have been either continued and deemed issued under this Agreement as provided in Section 2.2.1.2 or otherwise canceled; provided that, by its execution hereof, each Lender that is a lender party to the Existing Credit Agreement hereby waives the provisions of the Existing Credit Agreement requiring prior notice by Borrower with respect to the prepayment of loans and/or the termination of the commitments thereunder as of the Closing Date.

Administrative Agent shall notify Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

3.2 Conditions Precedent to Each Extension of Credit.

The obligation of the Lenders to make each Loan and the obligation of any LC Issuing Bank to issue, extend or increase the Stated Amount of any Letter of Credit is subject to the prior satisfaction of each of the following conditions:

3.2.1 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV (excluding, for any Loan made or any Letter of Credit issued, extended or increased after the Closing Date, Section 4.4 and the last sentence of Section 4.6) shall be true and correct as if made on and as of the date of such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit, as the case may be, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

3.2.2 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit, as the case may be.

3.2.3 Notice of Borrowing. Borrower shall have delivered to Administrative Agent a Notice of Revolving Borrowing meeting the requirements of Section 2.1.1.2, a Notice of LC Activity meeting the requirements of Section 2.2.3 or a Notice of Swingline Borrowing meeting the requirements of Section 2.10.2, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Closing Date and, unless otherwise expressly limited to the Closing Date, as of the date of each Borrowing and each issuance, extension or increase in the Stated Amount of a Letter of Credit (and all of these representations and warranties shall survive the Closing Date, the issuance of any Letters of Credit and the making of the Loans):

4.1 Corporate Existence and Business. Borrower is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party.

4.2 Power and Authorization; Enforceable Obligations. Borrower has full power and authority and the legal right to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by Borrower, or the validity or enforceability as to Borrower, of this Agreement and each other Credit Facility Document to which it is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Credit Facility Document to which Borrower is a party have been duly executed and delivered by Borrower and constitute, and each other Credit Facility Document to which it is to become a party will upon execution and delivery thereof by Borrower and the other parties thereto (if any) constitute, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar. The execution, delivery and performance by Borrower of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by Borrower of any payments hereunder or under any other Credit Facility Document to which it is a party will not violate any applicable law or any material contractual obligation of Borrower and its subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Borrower pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect.

4.4 No Proceeding, Litigation or Investigation. No litigation, proceeding or to the knowledge of Borrower, investigation of or before any Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing against Borrower or any of its subsidiaries, except where such litigation, proceeding or investigation could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Approvals. All governmental authorizations and actions necessary in connection with the execution and delivery by Borrower of this Agreement and the other Credit Facility Documents and the performance of its obligations hereunder and thereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements. All quarterly and annual financial statements of Borrower and its consolidated subsidiaries heretofore delivered by Borrower to Administrative Agent did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Borrower and its consolidated subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.7 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by Borrower or its representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Closing Date, taken as a whole, as updated or supplemented from time to time, is true and correct in all material respects as of the Closing Date, and as of the Closing Date all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect.

4.8 Investment Company Act. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.9 Compliance with Law. There is no violation by Borrower or any Significant Subsidiary of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect. Except as have been delivered to Administrative Agent, no notices of any such violation of any Governmental Rule have been issued, entered or received by Borrower or any Significant Subsidiary.

4.10 ERISA. Borrower and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Borrower have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Solvency. Borrower and each Significant Subsidiary is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with this Agreement and the other Credit Facility Documents, will be and will continue to be, Solvent.

4.12 Taxes. Each of Borrower and its subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has established adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.13 Use of Credit. Neither Borrower or any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any such margin stock.

ARTICLE V

COVENANTS OF BORROWER

Borrower covenants and agrees that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Credit Facility Documents) and the expiration and termination of all Commitments, unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence. Borrower shall, and shall cause each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business, except as permitted under Section 5.3.1.

5.2 Consents, Legal Compliance. Borrower shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its obligations under this Agreement and the other Credit Facility Documents and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Borrower shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among Borrower and its Significant Subsidiaries); except that Borrower or any Significant Subsidiary may combine, consolidate or merge with another Person if (i) Borrower or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) after giving effect thereto, Borrower’s ratings for the Index Debt from Moody’s and S&P are at least Baa2 and BBB-, respectively, or Baa3 and BBB, respectively; (iii) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing; (iv) Borrower shall have provided pro forma calculations to Administrative Agent demonstrating that, to the reasonable satisfaction of Administrative Agent, after giving effect to such merger, consolidation or combination, the projected ratio of Total Debt to Capitalization for the next succeeding fiscal quarter will be less than or equal to 0.65 to 1.00; and

(v) Borrower’s rights and obligations, and Administrative Agent’s and the Lenders’ rights and remedies, under this Agreement and the other Credit Facility Documents shall not be diminished in any manner as a result of such merger, consolidation or combination.

5.3.2 Except as set forth in this Section 5.3 or sales that are in the nature of financing leases, Borrower shall not, and shall not permit any Significant Subsidiary to, sell, lease, assign or otherwise transfer or dispose of, directly or indirectly, all or any substantial part of its or such Significant Subsidiary’s property, business or assets; provided that (i) Borrower or any Significant Subsidiary may sell, lease or otherwise transfer or dispose of, directly or indirectly, assets to Borrower or any Significant Subsidiary, (ii) Borrower may sell, contribute or otherwise transfer its transmission and transmission-related assets for fair value to a regional transmission organization or conduct sales that are in the nature of financing leases, and (iii) the foregoing shall not limit Borrower’s ability to enter into securitization transactions secured by a transfer of Borrower’s receivables.

5.3.3 Except as set forth in this Section 5.3 or on Schedule 5.3.3, Borrower shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of its assets; provided that Borrower and any subsidiary of Borrower may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of Borrower’s or such subsidiary’s business.

5.3.4 Except as set forth in this Section 5.3, Borrower shall not sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interests in any Significant Subsidiary; provided that Borrower or any subsidiary of Borrower may engage in limited recourse project financing transactions as provided in Section 5.3.3; and provided further that the foregoing shall not limit Borrower’s ability to enter into securitization transactions secured by a transfer of Borrower’s receivables.

5.4 Payment and Performance of Material Obligations. Borrower shall, and shall cause each Significant Subsidiary to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, and (b) trade payables which shall be paid in the ordinary course of business.

5.5 Taxes. Borrower shall, and shall cause each Significant Subsidiary to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it; provided that Borrower or any Significant Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance. Borrower shall, and shall cause each Significant Subsidiary to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice, (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks, and/or make provisions for self-insurance, in accordance with normal industry practice, and (e) furnish to Administrative Agent, upon written request, full information as to the insurance carried.

5.7 Compliance with Laws, Instruments, Etc. Borrower shall, and shall cause each Significant Subsidiary to, promptly comply, or cause compliance, with all Governmental Rules (except where the failure to comply could not reasonably be expected to have a Material Adverse Effect) including Governmental Rules relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety.

5.8 No Change in Business. Borrower shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto and Borrower shall, and shall cause each Significant Subsidiary to, maintain as a substantial part of its business the general type of business now conducted by Borrower or such Significant Subsidiary, as the case may be.

5.9 Financial Statements. Borrower shall furnish or cause to be furnished to Administrative Agent:

5.9.1 As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the fiscal quarter ended September 30, 2011), an unaudited consolidated balance sheet of Borrower and its consolidated subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and shareholder’s equity (where applicable) for such quarterly period and (in the case of the second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year.

5.9.2 As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited consolidated financial statements of Borrower and its consolidated subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant of recognized national standing selected by Borrower. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Borrower.

5.9.3 Each time the financial statements are delivered under Sections 5.9.1 or 5.9.2, deliver, along with such financial statements, a certificate signed by a Responsible Officer of Borrower (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.11 and including a schedule describing all Contingent Obligations of Borrower, and (ii) certifying that (A) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of Borrower during the relevant fiscal period and that, to such Responsible Officer’s knowledge, Borrower is in compliance with all applicable material provisions of each Credit Facility Document to which Borrower is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which Borrower has taken or proposes to take with respect thereto, and (B) such financial statements are true and correct in all material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change.

5.9.4 As long as Borrower is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, filing its report on Form 10-Q with a notice of such filing to Administrative Agent shall satisfy the requirements of Section 5.9.1 and Section 5.9.3(ii)(B), and filing Borrower’s report on Form 10-K with a notice of such filing to Administrative Agent shall satisfy the requirements of Section 5.9.2 and Section 5.9.3(ii)(B).

5.9.5 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement and the other Credit Facility Documents, as Administrative Agent or any Lender may reasonably request.

5.10 Notices. Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

5.10.1 Any litigation or investigation pending or threatened in writing against Borrower or any Significant Subsidiary involving claims against Borrower or such Significant Subsidiary that could reasonably be expected to have a Material Adverse Effect, such notice to include copies of all papers filed in such litigation or investigation and to be given monthly if any such papers have been filed since the last notice given;

5.10.2 Any dispute or disputes which may exist between Borrower or any Significant Subsidiary and any Governmental Authority and which involve (i) claims against Borrower or such Significant Subsidiary, (ii) injunctive or declaratory relief, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid, in each case that could reasonably be expected to have a Material Adverse Effect;

5.10.3 (i) Any Inchoate Default or Event of Default or (ii) any default under any agreement (other than this Agreement) with respect to any Indebtedness (other than Non-Recourse Indebtedness) of Borrower or any Significant Subsidiary outstanding in an amount equal to or in excess of $50,000,000 or the acceleration of Indebtedness of Borrower for borrowed money in an amount equal to or in excess of $10,000,000;

5.10.4 Borrower being placed on watch or review for possible rating down-grade by S&P or Moody’s, or any negative change, from the date hereof, from the rating given to Borrower’s Index Debt by either S&P or Moody’s; and

5.10.5 Any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.11 Financial Covenants.

5.11.1 Borrower shall maintain, as of the last day of each fiscal quarter (commencing with the fiscal quarter ended September 30, 2011), a ratio of Total Debt to Capitalization, for such fiscal quarter then ended, of less than or equal to 0.65 to 1.00.

5.11.2 Borrower shall comply with the limitation on short-term indebtedness imposed on Borrower by the Florida Public Service Commission.

5.12 Indemnification.

5.12.1 Borrower shall indemnify, defend and hold harmless Administrative Agent, each LC Issuing Bank, each Swingline Lender and each Lender, each of their Affiliates and their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for any and all penalties, claims, damages, losses, liabilities and obligations, of any kind or nature whatsoever, that may be imposed upon, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with this Agreement, the other Credit Facility Documents, the use by Borrower of the proceeds hereof, or any related claim or investigation, litigation or proceeding, or the preparation of any defense with respect thereto, and will reimburse each Indemnitee for all reasonable expenses (including all reasonable costs and expenses of a single legal counsel, together with a single legal counsel in each applicable jurisdiction, and all reasonable costs and expenses of multiple legal counsels to the extent necessary in the event that (i) the circumstances giving rise to such indemnification create an ethical conflict for such single counsel or (ii) the Indemnitees have inconsistent or conflicting defenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by Borrower, or an Indemnitee is otherwise a party thereto (but not in respect of any claim or action brought by Borrower against any Indemnitee to enforce its rights hereunder or under any other Credit Facility Document), and whether or not the transactions contemplated by the Credit Facility Documents are consummated (collectively, “Subject Claims”).

5.12.2 The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent any such claim, penalty, damage, loss, liability, obligation, cost, disbursement or expense incurred by or asserted or awarded against such Indemnitee is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, but shall continue to apply to other Indemnitees. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Credit Facility Documents or the transactions contemplated hereby or thereby.

5.12.3 If for any reason the foregoing indemnification is unavailable to any Indemnitee or is insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of Borrower and its equity holders on the one hand and such Indemnitee on the other hand in the matters contemplated by this Agreement and the other Credit Facility Documents as well as the relative fault of Borrower and such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

5.12.4 The provisions of this Section 5.12 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

5.12.5 In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense to the extent provided in Sections 5.12.1 and 5.12.2.

5.12.6 Borrower shall promptly report to the relevant Indemnitee(s) on the status of such action, investigation, suit or proceeding the defense of which is assumed by Borrower in accordance with Section 5.12.5, as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every 60 days). Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, investigation, suit or proceeding, and each material document which Borrower possesses relating to such action, investigation, suit or proceeding.

5.12.7 Notwithstanding Borrower’s rights hereunder to control certain actions, investigations, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have an imminent and material adverse effect on such Indemnitee or such Indemnitee’s interest in Borrower, such Indemnitee shall be entitled to compromise or settle such Subject Claim; provided that such Indemnitee consults with and coordinates such compromise or settlement with Borrower (although no prior consent by Borrower to any such compromise or settlement shall be required); and provided further that with respect to any Indemnitee other than a Lender, such right may be exercised only with the consent of the Lender or Lenders which such Indemnitee is affiliated with or engaged by. Any such compromise or settlement shall be binding upon Borrower for the purposes of this Section 5.12. Notwithstanding Borrower’s rights hereunder, Borrower shall not be entitled to settle any Subject Claim of an Indemnitee without the prior written consent of such Indemnitee or a full release of such Indemnitee, in form and substance satisfactory to such Indemnitee. Upon payment of any Subject Claim by Borrower pursuant to this Section 5.12 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.12.8 Any amounts payable by Borrower pursuant to this Section 5.12 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period, shall bear interest at the Default Rate.

5.12.9 Notwithstanding anything to the contrary set forth herein, except as provided in Section 5.12.1 or 5.12.5, Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 5.12 for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by the affected Indemnitees, or upon failure to so select, by Administrative Agent).

5.13 Federal Regulations. Borrower shall not use any part of the proceeds of the Loans to purchase or carry any “margin stock” (within the meaning of Regulation U) or to purchase, carry or trade in any securities under such circumstances as to involve Borrower in a violation of Regulation X or to involve any broker or dealer in Regulation T.

5.14 Use of Proceeds. Borrower shall use, and cause its Subsidiaries to use, the proceeds of the Loans hereunder and/or the Letters of Credit for general corporate purposes.

5.15 Transactions with Affiliates. Borrower shall not, and shall not permit any subsidiary to, enter into any transaction with any of its Affiliates (other than Borrower or any subsidiary) unless such transaction is on terms no less favorable to Borrower or such subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement or any other Credit Facility Document, (i) any principal on any Loan or any Reimbursement Obligation in respect of any Drawing Payment on the date such sum is due, (ii) any interest on any Loan or Reimbursement Obligation or any scheduled fee, cost, charge or sum due hereunder or under any other Credit Facility Document, (in the case of clause (ii)) within three Banking Days after the date that such sum is due, or (iii) any other fee, cost, charge or other sum due under this Agreement or any other Credit Facility Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross Default. (i) Borrower or any Significant Subsidiary shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any Indebtedness (other than trade payables or non-recourse indebtedness), or (b) any other event shall occur or condition shall exist under an agreement, or related agreements, under which Borrower or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness), if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (other than trade payables or non-recourse indebtedness), and the outstanding amount or amounts payable under all such Indebtedness under clauses (a) and (b) equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which Borrower or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness) of $10,000,000 or more and, in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency. Borrower or any Significant Subsidiary shall become subject to a Bankruptcy Event.

6.1.4 Misstatements. Any representation or warranty of Borrower set forth in this Agreement or any other Credit Facility Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, shall be untrue or misleading in any material respect as of the time made.

6.1.5 Breach of Terms of Agreement. Borrower shall fail to perform or observe any of the covenants set forth in this Agreement and (except with respect to any covenants set forth in Section 5.1 (with respect to its obligation to maintain its existence), 5.3, 5.8, 5.11 or 5.14) such failure shall continue unremedied for 30 days after Borrower becomes aware thereof or receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments. A final judgment or judgments shall be entered against Borrower or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect.

6.1.7 Change in Control. TECO shall cease to directly or indirectly own and control at least 80% of (i) the economic interests and (ii) the voting interests (whether by committee, contract or otherwise) in Borrower.

6.1.8 ERISA Violations. If Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Borrower or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (f) Borrower or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability of Borrower and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Lack of Validity, Etc. Any of the Credit Facility Documents, once executed and delivered, shall, except as the result of acts or omissions of Administrative Agent or the Lenders, fail to provide Administrative Agent and the Lenders the liens, security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or cease to be in full force and effect (except as expressly contemplated by the terms thereof), or the validity thereof or the applicability thereof to the Loans, Reimbursement Obligations in respect of any Drawing Payment or other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or any other party thereto (other than Administrative Agent or the Lenders).

6.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Credit Facility Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Credit Facility Documents or at law or in equity, as follows:

6.2.1 No Further Loans. Administrative Agent and the Lenders may refuse and shall not be obligated, to continue any Loans or to make any additional Loans and the LC Issuing Banks shall not be obligated to issue, extend or increase the Stated Amount of any Letter of Credit; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, the foregoing shall take effect immediately and without further act of Administrative Agent or the Lenders.

6.2.2 Cure by Administrative Agent. Without any obligation to do so but only during any time when a Loan, Letter of Credit or Reimbursement Obligation is outstanding or any other amounts are due and owing hereunder to Administrative Agent or the Lenders, Administrative Agent may make disbursements or Loans in respect of which any amounts are outstanding to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Credit Facility Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Credit Facility Documents and shall constitute an Obligation, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment.

6.2.3 Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Facility Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the aggregate amount of any outstanding Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders.

6.2.4 Cash Collateralization of Letters of Credit. Demand from Borrower payment in an amount equal to the aggregate Stated Amount of all Letters of Credit issued hereunder (including increases in such Stated Amount) to be used as security for any Reimbursement Obligations which may arise in accordance with Section 2.2.10.

ARTICLE VII

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender and each LC Issuing Bank hereby irrevocably appoints Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Credit Facility Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms of this Agreement and the other Credit Facility Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the LC Issuing Banks, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Facility Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement or in any other Credit Facility Document, and its duties hereunder shall be administrative in nature. Notwithstanding anything to the contrary contained herein, Administrative Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Inchoate Default has occurred and is continuing; (ii) shall not have any duty to take any action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Facility Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Facility Documents); provided Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to this Agreement or any other Credit Facility Document or any Governmental Rule, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and (iii) shall not, except as expressly set forth herein and in the other Credit Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Each of Administrative Agent, the Lenders, the LC Issuing Banks and any of their respective Affiliates shall not be responsible to any other Lender for or have any duty to ascertain or inquire into (i) any statement, representation or warranty made by Borrower or its Affiliates made in or in connection with this Agreement or any other Credit Facility Document, (ii) the contents of any certificate, report or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement or any Credit Facility Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, effectiveness, genuineness or enforceability of this Agreement, any other Credit Facility Document or any other agreement, instrument or document, or (v) for any failure by Borrower, its Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Credit Facility Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Facility Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Facility Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Facility Documents, Administrative Agent shall take such action with respect to the Credit Facility Documents as shall be directed by the Required Lenders.

7.1.3 Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Facility Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for in this Agreement as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

7.2 Reliance. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet, website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Facility Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Facility Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance. Each Lender and each LC Issuing Bank acknowledges that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its decisions in taking or not taking actions under this Agreement or the other Credit Facility Documents or any related agreement or any document furnished hereunder or thereunder. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by Borrower or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or its Affiliates.

7.4 Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, or Administrative Agent has received a written notice from a Lender, LC Issuing Bank or Borrower, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification. Without limiting the Obligations of Borrower hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents;

provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Facility Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Facility Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.12 and 8.4, respectively.

7.6 Successor Administrative Agent. Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders, the LC Issuing Banks and Borrower. Upon any such resignation, the Required Lenders, shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders), the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuing Banks with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Facility Documents. Except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead by made by or to each Lender and LC Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Facility Documents.

7.7 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Credit Facility Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Facility Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Facility Document to which it is a party.

7.8 Administrative Agent’s Other Roles; Other Agents. With respect to its Commitments, the Loans made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative

Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, own securities of, act as the financial adviser or in any other advisory capacity for, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders. Notwithstanding anything herein to the contrary, the Arrangers, the Syndication Agents and the Documentation Agents named on the cover page of this Agreement shall not have any powers, duties or liabilities under this Agreement or any other Credit Facility Document, except in their capacity, if any, as Administrative Agent, Lenders or LC Issuing Banks.

7.9 Amendments; Waivers. Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Credit Facility Document, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Credit Facility Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall:

(a) Modify Section 2.1.4, 2.5.1, 2.5.2, 2.5.3 or 2.6.1 without the written consent of each Lender affected thereby; or

(b) Reduce the percentage specified in the definition of Required Lenders, without the written consent of each Lender; or

(c) Permit Borrower to assign its rights under this Agreement, without the written consent of each Lender; or

(d) Amend this Section 7.9 or amend any defined term set forth herein, in any Credit Facility Document or in Exhibit A, to the extent such amendment would have the effect of violating the effect of the provisions of this Section 7.9, without the written consent of each Lender; or

(e) Release any collateral from a lien securing the Obligations of Borrower hereunder or release any funds from any account otherwise than in accordance with the terms hereof, without the written consent of each Lender; or

(f) Extend the maturity of any Loans or Reimbursement Obligations (including any extension of any Maturity Date) or any Notes or reduce the principal amount thereof, without the written consent of each Lender affected thereby; or

(g) Reduce the rate or change the time of payment of interest due on any Loan, Reimbursement Obligation or any Note, without the written consent of each Lender affected thereby; or

(h) Reduce the amount or change the time of payment of any fee or other amount due or payable without the written consent of each Lender affected thereby; or

(i) Increase the amount of the Commitment of any Lender without the written consent of such Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent, any LC Issuing Bank or any Swingline Lender hereunder without the prior written consent of Administrative Agent, such LC Issuing Bank or such Swingline Lender, as the case may be.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Section 2.5.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.5.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments. Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loans and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Participations.

7.12.1 Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and/or Loans made thereunder) to one or more financial institutions or other entities (a “Participant”); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and/or Loans) shall provide that, with respect to such Commitments (and/or Loans), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitments (and/or Loans), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in the first proviso to Section 7.9 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.5.4, 2.7.3 and 2.7.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 7.13; provided that such Participant (1) shall be subject to the requirements and limitations therein, including the requirements under Section 2.5.7 (it being understood that the documentation required under Section 2.5.7 shall be delivered to the participating Lender); (2) agrees to be subject to the provisions of Sections 2.6.2 and 2.9 as if it were an assignee under Section 7.13; and (3) shall not be entitled to receive any greater payment under Sections 2.5.4, 2.7.3 and 2.7.4 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after such Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit, promissory note or other obligations under this Agreement or any other Credit Facility Document) except if additional payments under Sections 2.5.4, 2.7.3 and 2.7.4 are requested with respect to such Participant and except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, promissory note or other obligation is at all times maintained in registered form within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

7.12.2 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.12, any SPC may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 7.12 may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

7.13 Transfer of Commitments.

7.13.1 Assignments. Notwithstanding anything else herein to the contrary (but subject to Section 7.12.2), any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent, such consent, in each case, not to be unreasonably withheld, of:

(i) Borrower, provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to Administrative Agent within five Banking Days after having received notice thereof;

(ii) Administrative Agent; provided that no consent of Administrative Agent shall be required for an assignment to a Lender;

(iii) each LC Issuing Bank; and

(iv) each Swingline Lender.

Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not apply to a Swingline Lender’s rights and obligations in respect of Swingline Loans;

(C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof pursuant to this Section 7.13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5.4, 2.7.3, 2.8, 5.12 and 8.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 7.13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 7.12.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 7.13.1 and any written consent to such assignment required hereby, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2.7, 2.5.6, 2.10.3 or 7.5, Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 7.13.1.

7.13.2 Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and any Reimbursement Obligations owing to, each Lender and LC Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent, the LC Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, any LC Issuing Bank and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice. This Section 7.13 shall be construed so that the Commitments, Loans, Letter of Credits, promissory notes or other obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

7.13.3 No Assignments to Certain Persons. Anything in this Section 7.13 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to (i) Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural person.

7.13.4 Assignability as to Collateral. Notwithstanding any other provision contained in this Agreement or any other Credit Facility Document to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE VIII

MISCELLANEOUS

8.1 Addresses. Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:	Citibank, N.A. 1615 Brett Road, Building 3 New Castle, Delaware 19720 Attention: Chuck Huester Telephone No.: 302-323-3188 Fax: 212-994-0961 Email: charles.huseter@citi.com

If to Citibank as LC Issuing Bank:	Citibank, N.A. 388 Greenwich, 34th Floor New York, New York 10013 Attention: Zorijana Migliorini Telephone No.: 212-816-8663 Fax: 646-291-3258 Email: zorijana.migliorini@citi.com

If to Citibank as Swingline Lender:	Citibank, N.A. 1615 Brett Road, Building 3 New Castle, Delaware 19720 Attention: Chuck Huester Telephone No.: 302-323-3188 Fax: 212-994-0961

If to JPMCB as Swingline Lender:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, Floor 10 Houston, Texas 77002 Attention: Shadia Folahan Telephone No.: (713) 427-5309 Telecopy No.: (713) 427-6307

If to Borrower:

Tampa Electric Company

702 North Franklin Street

Tampa, FL 33602

Attention: Corporate Secretary

Telephone No.: (813) 228-4723

Telecopy No.: (813) 228-1328

with a copy to:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Kim M. Caruso

Telephone No.: (813) 228-1352

Telecopy No.: (813) 228-4262

If to any other Lender:	To the address specified on such Lender’s Administrative Questionnaire.

8.1.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and, if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

8.1.2 Borrower hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to this Agreement or any other Credit Facility Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any default or event of default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to Administrative Agent to oploanswebadmin@citigroup.com.

8.1.3 Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission systems (the “Platform”). Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

8.1.4 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY LENDER

OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.1.5 Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of this Agreement and the other Credit Facility Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement or any other Credit Facility Document. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

8.1.6 Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement or under any other Credit Facility Document in any other manner specified in such document.

8.2 Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from the Lenders (including the LC Issuing Banks) and any securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and any Notes and all other obligations of Borrower to the Lenders (including the LC Issuing Banks) under this Agreement and the other Credit Facility Documents, and Borrower hereby pledges to Administrative Agent for the benefit of the Lenders (including the LC Issuing Banks) and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, Administrative Agent may execute or realize on the Lenders security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to the Lenders under any Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

8.3 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of Borrower under this Agreement or any other Credit Facility Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Credit Facility Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Credit Facility Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Facility Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees. Borrower will pay to each of Administrative Agent and the Arrangers all of its reasonable costs and expenses in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby and any participation or syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of a single legal counsel, together with a single legal counsel in each applicable local jurisdiction, retained by the Arrangers and Administrative Agent in connection with the preparation of such documents and any amendments hereof. Borrower will reimburse (a) Administrative Agent for all costs and expenses, including attorneys’ fees, expended or incurred by Administrative Agent, and the Lenders for their internal out-of-pocket expenses in enforcing this Agreement or the other Credit Facility Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent, the LC Issuing Banks, the Swingline Lenders or the Lenders under the Credit Facility Documents and (b) Administrative Agent, the LC Issuing Banks, the Swingline Lenders and the Lenders for their reasonable out-of-pocket expenses, including reasonable attorney fees, in the enforcement or protection of their rights under the Credit Facility Documents including in the case of a restructuring or other workout or negotiation of the Loans or other extensions of credit hereunder in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loans. Borrower shall not be responsible for any counsel fees of Administrative Agent, the LC Issuing Banks or the Lenders other than as set forth above.

8.5 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.7 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

8.10 No Partnership, Etc. The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Facility Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person.

8.11 Limitation on Liability. No claim shall be made by Borrower or any of its Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Facility Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial. THE LENDERS, ADMINISTRATIVE AGENT AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction. The Lenders, Administrative Agent and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Facility Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, or any appellate court thereof, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction. The Lenders, Administrative Agent and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans and/or the other Credit Facility Documents is usurious. The Lenders, Administrative Agent and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Credit Facility Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution. References in this Agreement and the other Credit Facility Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of Borrower has actual knowledge.

8.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

8.17 Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. Borrower shall, and shall cause each of its Significant Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

8.18 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, any LC Issuing Bank or any Lender, or Administrative Agent, any LC Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such LC Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each LC Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

8.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Facility Document), Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that (a) the arranging and other services regarding this Agreement provided by Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers, on the other hand, (b) Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate, (c) Borrower is are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Facility Documents, (d) Administrative Agent, LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person, (e) none of Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Facility Documents and

(f) Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that they may have against Administrative Agent, the LC Issuing Banks, the Swingline Lenders, the Lenders, the Syndication Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

BORROWER: TAMPA ELECTRIC COMPANY

By:	/s/ Kim M. Caruso
Name: Kim M. Caruso Title: Treasurer

CITIBANK, N.A. as Administrative Agent, LC Issuing Bank, Swingline Lender and Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney Title: Vice President

JPMORGAN CHASE BANK, N.A. as Swingline Lender and Lender

By:	/s/ Peter Christensen
Name: Peter Christensen Title: Vice President

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Lisa Kopff
Name: Lisa Kopff Title: Authorized Signatory

SUNTRUST BANK, as Lender

By:	/s/ Greg Magnuson
Name: Greg Magnuson Title: VP

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ John Watt
Name: John Watt Title: Vice President

UNION BANK, N.A., as Lender

By:	/s/ John Guilds
Name: John Guilds Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Keith Luettel
Name: Keith Luettel Title: Vice President

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as Lender

By:	/s/ John A. Marian
Name: John A. Marian Title: Vice President

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Jim Trimble
Name: Jim Trimble Title: Managing Director

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Thomas Hasenauer
Name: Thomas Hasenauer Title: Vice President

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Amount of Commitment
Citibank, N.A.	$46,428,571.43
JPMorgan Chase Bank, N.A.	$46,428,571.42
Morgan Stanley Bank, N.A.	$46,428,571.43
SunTrust Bank	$34,047,619.05
The Bank of New York Mellon	$34,047,619.05
Union Bank, N.A.	$34,047,619.05
Wells Fargo Bank, National Association	$34,047,619.05
Fifth Third Bank, An Ohio Banking Corporation	$18,571,428.57
The Bank of Nova Scotia	$18,571,428.57
The Northern Trust Company	$12,380,952.38

$325,000,000.00

SCHEDULE 2.2.1.2

EXISTING LETTERS OF CREDIT

Issuing Bank	LC Type	Flexcube Issuance Date	Expiration Date	LC Issuing Bank Ref#	Period Date	Closing Balance
The Bank of New York Mellon	Standby	2/25/2008	2/27/2012	S0000056001	10/24/2011	$500,000.00
The Bank of New York Mellon	Standby	1/13/2010	1/13/2012	S0000058957	10/24/2011	$200,000.00

SCHEDULE 5.3.3

EXISTING LIENS

Indenture of Mortgage dated as of August 1, 1946, between Tampa Electric Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as Trustee, as supplemented and amended from time to time so long as no such amendment expands the lien granted thereunder to cover additional assets (no bonds currently outstanding).

Schedule 5.3.3

EXHIBIT A

to the Credit Agreement

DEFINITIONS

“Additional Commitment Lender” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Administrative Agent” means Citibank, N.A., acting in its capacity as administrative agent for the Lenders under the Credit Agreement, or its successor appointed pursuant to the terms of the Credit Agreement.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 8.1 of the Credit Agreement, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the Equity Interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the LIBO Rate for the offering of Dollar deposits for a one month Interest Period commencing on such day plus 1.00%. For purposes of clause (c) of this definition, such LIBO Rate for any day shall be determined by Administrative Agent based upon the rate appearing on Reuters LIBOR01 Page and otherwise in accordance with the definition of “LIBO Rate”, except that (i) if a given day is a Banking Day, such determination shall be made on such day (rather than two Banking Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Banking Day, such rate for such day shall be the rate determined by Administrative Agent pursuant to the preceding clause (i) for the most recent Banking Day preceding such day. If for any reason Administrative Agent shall have determined that it is unable to ascertain the Federal Funds Effective Rate, the Base Rate shall be determined without regard to clause (b) hereof, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, as the case may be.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan or LIBOR Loan, or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable LIBOR Margin”, “Applicable Base Rate Margin” or “Facility Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Exhibit A-1

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
S&P/ Moody’s Ratings for Index Debt	A/A2 or higher	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1 or lower
Applicable Base Rate Margin	0.00%	0.00%	0.075%	0.275%	0.475%	0.625%
Applicable LIBOR Margin	0.775%	1.00%	1.075%	1.275%	1.475%	1.625%
Facility Fee Rate	0.10%	0.125%	0.175%	0.225%	0.275%	0.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be determined by reference to the higher of the two ratings, provided that if one of the two ratings is two or more Levels lower than the other rating, the Applicable Rate shall be determined by reference to the Level next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent pursuant to Section 5.10 of the Credit Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means entities listed as Joint Lead Arrangers and Joint Bookrunners on the cover page of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 7.13 of the Credit Agreement), and accepted by Administrative Agent, in the form of Exhibit B or any other form approved by Administrative Agent.

“Assuming Lender” has the meaning given in Section 2.3.3 of the Credit Agreement.

Exhibit A-2

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under a Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under a Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Borrower” means Tampa Electric Company, a Florida corporation.

“Borrowing” means (a) Revolving Loans of the same Type or (b) a Swingline Loan.

“Capitalization” means, as to Borrower, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as of the date of any determination thereof.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, any LC Issuing Bank or any Swingline Lender (as applicable) and the Lenders, as collateral for LC Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the relevant LC Issuing Bank or Swingline Lender, as applicable, benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) the relevant LC Issuing Bank or Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Exhibit A-3

“Change of Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the compliance by any Lender or any LC Issuing Bank (or, for purposes of Section 2.7.4 of the Credit Agreement, by any lending office of such Lender or by such Lender’s or such LC Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.

“Citibank” means Citibank, N.A.

“Closing Date” means the date (which shall not be later than October 31, 2011) when each of the conditions precedent listed in Section 3.1 of the Credit Agreement has been satisfied (or waived in accordance with the terms of the Credit Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, at any time with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.3.2 or Section 2.3.3 of the Credit Agreement, respectively, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 7.13 of the Credit Agreement. The initial amount of each Lender’s Commitment is set forth on Schedule 1, or in the Assignment and Assumption or other instrument entered into pursuant to this Agreement by which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning given in Section 2.3.3 of the Credit Agreement.

“Commitment Increase Date” has the meaning given in Section 2.3.3 of the Credit Agreement.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2.4(b) of the Credit Agreement.

“Consolidated Shareholders Equity” means, as of the date of any determination, the consolidated tangible net worth of Borrower and its subsidiaries, and including (without duplication) amounts attributable to (a) junior subordinated debentures that do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the latest applicable Maturity Date, (b) Hybrid Equity Securities and (c) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of Borrower’s subsidiaries, and disregarding unearned compensation associated with Borrower’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments and amounts attributable to the non-cash effects of pension and other post-retirement benefits, all determined in accordance with GAAP.

Exhibit A-4

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Borrower in accordance with GAAP.

“Credit Agreement” or “Agreement” means the Third Amended and Restated Credit Agreement dated as of October 25, 2011 among Borrower, the Lenders party hereto, the LC Issuing Banks party hereto and Administrative Agent, to which this Exhibit A is attached.

“Credit Facility Documents” means, collectively, the Credit Agreement, any Notes, the LC Documents and any other letter agreements or similar documents entered into by Administrative Agent (in its capacity as administrative agent under the Credit Agreement) and Borrower in connection with the transactions contemplated by the Credit Facility Documents mentioned above.

“Default Rate” means (a) (i) with respect to principal of any LIBOR Loan, the interest rate per annum applicable to such LIBOR Loan, plus 2%, (ii) with respect to any Base Rate Loan or any Swingline Loan, the rate applicable to Base Rate Loans, plus 2% and (b) with respect to interest, fees and any other amounts, the interest rate then applicable to Base Rate Loans, plus 2%. Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Alternate Base Rate or the LIBO Rate (as applicable).

“Defaulting Lender” means any Lender that (a) has failed, within two Banking Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to Administrative Agent, an LC Issuing Bank, a Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment (each a “bankruptcy event”), provided that a bankruptcy event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership

Exhibit A-5

interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing Date” has the meaning given in Section 2.2.4 of the Credit Agreement.

“Drawing Payment” means any payment by an LC Issuing Bank honoring a drawing under a Letter of Credit.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Borrower by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning given in Section 6.1 of the Credit Agreement.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any LC Issuing Bank, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, of which it is a resident or in which it has an office or conducts business (other than a business which it is deemed to conduct solely by reason of such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, the Credit Agreement or any other Credit Facility Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction of which Borrower is organized, is a resident or in which it has an office or conducts business (other than a business which it is deemed to conduct solely by reason of such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any other Credit Facility Document), (c) in the case of any Lender or any LC Issuing Bank (other than an assignee pursuant to a request by Borrower under Section 2.9.2 of the Credit Agreement), any U.S. Federal withholding Tax that (i) is in effect and would apply to amounts payable to such Lender or such LC Issuing Bank at the time such Lender or such LC Issuing Bank becomes a party to this Agreement or (ii) is attributable to such Lender’s or such LC Issuing Bank’s failure or inability (other than as a result of a Change of Law after the date such Lender or such LC Issuing Bank becomes a party to this Agreement) to comply with Section 2.5.7 of the Credit Agreement and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given in the Recitals to the Credit Agreement.

Exhibit A-6

“Existing Letter of Credit” has the meaning given in Section 2.2.1.2 of the Credit Agreement.

“Existing Maturity Date” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Extension Date” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Extension Request” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Facility Fee” has the meaning given in Section 2.4.1 of the Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System (or any successor thereto).

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to the Credit Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning given in Section 7.12.2 of the Credit Agreement.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Hybrid Equity Securities” means securities issued by Borrower or any subsidiary that (a) are classified as possessing a minimum of (i) “intermediate equity content” by S&P and (ii) “Basket C equity credit” by Moody’s and (b) do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date that is at least 91 days after the latest applicable Maturity Date.

Exhibit A-7

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Increasing Lender” has the meaning given in Section 2.3.3.1 of the Credit Agreement.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Borrower) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Agreement or any other Credit Facility Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning given in Section 5.12.1 of the Credit Agreement.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no Interest Period for any LIBOR Loan may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“LC Application” means an application in such form as any LC Issuing Bank may specify from time to time pursuant to which Borrower requests the issuance of a Letter of Credit.

“LC Beneficiary” means the account beneficiary under a Letter of Credit, or any assignee or transferee of such beneficiary with respect to the rights of such beneficiary under such Letter of Credit.

Exhibit A-8

“LC Documents” means, as to any Letter of Credit, each LC Application and any other document, agreement and instrument entered into by the relevant LC Issuing Bank and Borrower in favor of such LC Issuing Bank and relating to such Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Stated Amounts of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Drawing Payments made by the LC Issuing Banks that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Lender at any time shall be its Proportionate Share of the total LC Exposure.

“LC Issuing Bank” means Citibank, The Bank of New York Mellon (with respect to the Existing Letters of Credit only) and/or any other Lender acceptable to Administrative Agent and Borrower that has agreed to issue Letters of Credit hereunder. An LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuing Bank, in which case the term “LC Issuing Bank” shall include any such Affiliate with respect to any Letter of Credit issued by such Affiliate.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as an Assuming Lender pursuant to Section 2.3.3 of the Credit Agreement or as an Additional Commitment Lender pursuant to Section 2.3.4 of the Credit Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Lenders Letter of Credit Fee” has the meaning given in Section 2.4.2.3 of the Credit Agreement.

“Lending Office” means, with respect to any Lender, the office designated as such in such Lender’s Administrative Questionnaire or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“Letter of Credit” means a letter of credit issued by an LC Issuing Bank pursuant to Section 2.2.1 of the Credit Agreement in such form as may be accepted by such LC Issuing Bank, and shall include the Existing Letters of Credit.

“LIBO Rate” means, for any LIBOR Loan, a rate per annum (rounded upwards if necessary, to the nearest 1/16th of 1%) equal to (a)(i) the offered rate for deposits in Dollars (in the approximate amount and having approximately the same Interest Period as the LIBOR Loan to be made) in the London Interbank Market at approximately 11:00 a.m. (London time) two Banking Days prior to the commencement of the applicable Interest Period, which appears on Reuters Page LIBOR01, or, (ii) if such rate does not appear on the Reuters Screen, the rate per annum determined by Administrative Agent in good faith to be the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the rates per annum at which Administrative Agent, at approximately 11:00 a.m. London time, two Banking Days prior to the commencement of such Interest Period, is offered, by prime banks in the London interbank market selected by Administrative Agent, for deposits in Dollars for a period approximately equal to such Interest Period and in an amount approximately equal to the principal amount of the Loan scheduled to be outstanding during such Interest Period, divided by (b) 100% minus the Reserve Requirement (expressed as a percentage) for such LIBOR Loan for such Interest Period.

Exhibit A-9

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.8 of the Credit Agreement.

“Loans” means the loans made by the Lenders to Borrower pursuant to the Credit Agreement.

“Material Adverse Effect” means (a) a material adverse change in the business, property, results of operations, or financial condition of Borrower and any Significant Subsidiary thereof, taken as a whole or (b) any event or occurrence of whatever nature which materially and adversely (i) changes Borrower’s ability to perform its obligations under the Credit Facility Documents to which it is a party or (ii) impairs the legality, validity, binding effect or enforceability of the Credit Facility Documents.

“Maturity Date” means October 25, 2016 (or if such date is not a Banking Day, the immediately preceding Banking Day), subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.3.4 of the Credit Agreement.

“Minimum Notice Period” means (a) at least three Banking Days before the date of any Revolving Borrowing, continuation or conversion of a Revolving Loan resulting in whole or in part in one or more LIBOR Loans and (b) before 12:00 noon on the Banking Day of any Revolving Borrowing or conversion of a Revolving Loan resulting in whole or in part in one or more Base Rate Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Borrower or any subsidiary of Borrower.

“Note” has the meaning given in Section 2.1.5 of the Credit Agreement.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.3 of the Credit Agreement.

“Notice of LC Activity” has the meaning given in Section 2.2.3 of the Credit Agreement.

“Notice of Revolving Borrowing” has the meaning given in Section 2.1.1.2 of the Credit Agreement.

“Notice of Swingline Borrowing” has the meaning given in Section 2.10.2 of the Credit Agreement.

“Obligations” means, collectively, all obligations of Borrower to Administrative Agent, the Lenders, the Swingline Lenders and/or the LC Issuing Banks arising under the Credit Agreement and the other Credit Facility Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent, now existing or hereafter arising, created, assumed,

Exhibit A-10

incurred or acquired, and whether before or after the occurrence of any Bankruptcy Event and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made under this Agreement or any other Credit Facility Document from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Facility Document.

“Participant” has the meaning given in Section 7.12.1 of the Credit Agreement.

“Participant Register” has the meaning given in Section 7.12.1 of the Credit Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors).

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender at any time, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.11 of the Credit Agreement when a Defaulting Lender shall exist, “Proportionate Share” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Proportionate Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Register” has the meaning given it in Section 7.13.2 of the Credit Agreement.

“Regulation D” means Regulation D of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

Exhibit A-11

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of Borrower to repay Drawing Payments under a Letter of Credit as provided in Sections 2.2.4 and 2.2.5 of the Credit Agreement.

“Reimbursement Payment” has the meaning given in Section 2.2.4 of the Credit Agreement.

“Required Lenders” means, at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Reserve Requirement” means, for LIBOR Loans, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Change of Law against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate or LIBOR Loans is to be determined, (ii) any category of liabilities or extensions of credit or other assets which include LIBOR Loans or (iii) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“Revolving”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.1.1 of the Credit Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure, in each case, at such time.

“Revolving Note” has the meaning given in Section 2.1.5 of the Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC.

“Significant Subsidiary” means any subsidiary of Borrower formed or acquired after the Closing Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Borrower and its subsidiaries (taken as a whole).

“Solvent” means, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an

Exhibit A-12

unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Legal Requirements. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC” has the meaning given in Section 7.12.2 of the Credit Agreement.

“Stated Amount” means, with respect to each Letter of Credit at any time, the total amount available to be drawn thereunder at such time in accordance with the terms of such Letter of Credit.

“Subject Claims” has the meaning given in Section 5.12.1 of the Credit Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references herein to a “subsidiary” refer to a subsidiary of Borrower.

“Swingline”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made by a Swingline Lender to Borrower pursuant to Section 2.10 of the Credit Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Proportionate Share of the total Swingline Exposure at such time.

“Swingline Lender” means each of Citibank and JPMCB, each in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan Maturity Date” means, with respect to any Swingline Loan made by a Swingline Lender, the fourth Banking Day after the date on which such Swingline Loan is made (but in no event later than the Maturity Date).

“Swingline Note” has the meaning given in Section 2.1.5 of the Credit Agreement.

“Swingline Sublimit” means $80,000,000.

“Syndication Agents” means entities listed as Syndication Agents on the cover page of the Credit Agreement.

“Taxes” means any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

“TECO” means TECO Energy, Inc., a Florida corporation.

Exhibit A-13

“Total Commitment” has the meaning given in Section 2.3.1 of the Credit Agreement.

“Total Debt” means, without duplication, Indebtedness of Borrower and its subsidiaries (taken as a whole) determined on a consolidated basis in accordance with GAAP outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness of Borrower and its subsidiaries, (b) junior subordinated debentures issued by Borrower and its subsidiaries that do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the latest applicable Maturity Date, (c) Hybrid Equity Securities and (d) preferred stock of Borrower and its subsidiaries in an amount not to exceed 10% of Borrower’s Capitalization on such date.

“Type” means the type of a Revolving Loan, whether a Base Rate Loan or LIBOR Loan.

“Withholding Agent” has the meaning given in Section 2.5.4.4 of the Credit Agreement.

Exhibit A-14

RULES OF INTERPRETATION

1. The singular includes the plural and the plural includes the singular.

2. “or” is not exclusive.

3. A reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule.

4. A reference to a Person includes its permitted successors and permitted assigns.

5. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6. The words “include,” “includes” and “including” are not limiting.

7. A reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated. Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document.

8. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

9. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10. References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11. The Credit Facility Documents are the result of negotiations between, and have been reviewed by Borrower, Administrative Agent, each Lender and their respective counsel. Accordingly, the Credit Facility Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.

Exhibit A-15

EXHIBIT B

to the Credit Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________________

2.	Assignee:	___________________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	___________________________________

4.	Administrative Agent:	Citibank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Third Amended and Restated Credit Agreement dated as of October 25, 2011 among Tampa Electric Company, the Lenders party thereto, and Citibank, N.A., as Administrative Agent

[1]	Select as applicable.

Exhibit B

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                      , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CITIBANK, N.A. as Administrative Agent, an LC Issuing Bank and a Swingline Lender

By
Title:][3]

Consented to:

[[OTHER LC ISSUING BANK, as an LC Issuing Bank

By
Title:][4]

JPMORGAN CHASE BANK, N.A. as a Swingline Lender

By
Title:

[TAMPA ELECTRIC COMPANY

By
Title:][5]

[3]	To be added only if the consent of Administrative Agent, LC Issuing Bank and/or Swingline Lender is required by the terms of the Credit Agreement.
[4]	To be added for each other Issuing Bank and only if the consent of Issuing Banks is required by the terms of the Credit Agreement
[5]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Facility Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Facility Document, (iii) the financial condition of Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Credit Facility Document or (iv) the performance or observance by Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Facility Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement or any other Credit Facility Document, (ii) it satisfies the requirements, if any, specified in the Credit Agreement or any other Credit Facility Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement or any other Credit Facility Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement or any other Credit Facility Document, together with copies of the most recent financial statements delivered pursuant to Section 5.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Lender not formed under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or any other Credit Facility Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Facility Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Facility Document are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

to the Credit Agreement

FORM OF REVOLVING NOTE

$	New York, New York
Note No.	, 201

For value received, the undersigned TAMPA ELECTRIC COMPANY, a Florida corporation (“Borrower”), promises to pay to                          (“Lender”), at the office of                              located at                             , in lawful money of the United States of America and in immediately available funds, the principal amount of                          DOLLARS ($            ), or if less, the aggregate unpaid and outstanding principal amount of Revolving Loans advanced by Lender to Borrower pursuant to that certain Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”), and all other amounts owed by Borrower to Lender hereunder.

This is one of the Revolving Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

All Revolving Loans made by Lender pursuant to the Credit Agreement and other Credit Facility Documents, and all payments and prepayments made on account of the principal balance hereof shall be recorded by Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Facility Documents.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit C

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

Exhibit C

Date	Advance	Prepayment or Repayment	Outstanding Balance

Exhibit C

EXHIBIT D

to the Credit Agreement

FORM OF SWINGLINE NOTE

$	New York, New York
Note No.	, 201

For value received, the undersigned TAMPA ELECTRIC COMPANY, a Florida corporation (“Borrower”), promises to pay to                          (“Swingline Lender”), or order, at the office of                      located at                             , in lawful money of the United States of America and in immediately available funds, the principal amount of                          DOLLARS ($            ), or if less, the aggregate unpaid and outstanding principal amount of Swingline Loans advanced by the Swingline Lender to Borrower pursuant to that certain Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”), and all other amounts owed by Borrower to the Swingline Lender hereunder.

This is one of the Swingline Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

All Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement and other Credit Facility Documents, and all payments and prepayments made on account of the principal balance hereof shall be recorded by the Swingline Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Facility Documents.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit D

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

Exhibit D

Date	Advance	Prepayment or Repayment	Outstanding Balance

Exhibit D

EXHIBIT E-1

to the Credit Agreement

FORM OF NOTICE OF REVOLVING BORROWING

(Delivered pursuant to Section 2.1.1.2)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Lenders

1615 Brett Road, Building 3

New Castle, Delaware 19720

Attention: Chuck Huester

Tel: 302-323-3188

Fax: 212-994-0961

Re:	Tampa Electric Company Third Amended and Restated Credit Agreement: Notice of Revolving Borrowing

This Notice of Revolving Borrowing is delivered to you pursuant to Section 2.1.1.2 of the Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Notice of Revolving Borrowing constitutes a request for a Borrowing as set out below:

1.	The requested date of the Borrowing is , 201_, which is a Banking Day.

2.	The total amount of the requested Loan is $

3.	Borrower requests the following funding options:

a.	Base Rate Loan amount: $

b.	LIBOR Loan amount: $

Amount Requested	Initial Interest Period
$	months
$	months
$	months

[4.	The proceeds of the Loan should be sent as follows:
[Insert	wiring instructions]]

Exhibit E-1

The undersigned further confirms and certifies to Administrative Agent and each Lender that (i) the requested Loan will not, when added to the total Revolving Credit Exposure of all the Lenders then outstanding, exceed the Total Commitment in effect on the date hereof, and (ii) the conditions set forth in Section 3.2 of the Credit Agreement have been satisfied or waived in accordance with the terms thereof.

[SIGNATURE PAGE FOLLOWS]

2

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

3

EXHIBIT E-2

to the Credit Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.1.3)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Lenders

1615 Brett Road, Building 3

New Castle, Delaware 19720

Attention: Chuck Huester

Tel: 302-323-3188

Fax: 212-994-0961

Re:	Tampa Electric Company Third Amended and Restated Credit Agreement: Notice of Conversion of Loan Type

Reference is hereby made to that certain Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

Pursuant to Section 2.1.3 of the Credit Agreement, Borrower hereby requests conversion of the following Loans as set forth below [include only those which are applicable]:

1.	Conversion of Revolving Base Rate Loans to LIBOR Loans:

Base Rate Loans in the following amount:	$
to be converted to LIBOR Loans as follows:

LIBOR Loan to expire , :	$
LIBOR Loan to expire , :	$

2.	Conversion of LIBOR Loans to Base Rate Loans:

LIBOR Loans in the following amount:	$
to be converted to Base Rate Loans.

The effective date of the conversion shall be             ,              which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

Exhibit E-2-1

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of

this Notice of Conversion of Loan Type:

CITIBANK, N.A.,	Date: ,
as Administrative Agent

By:
Name:
Title:

Exhibit E-2-2

EXHIBIT E-3

to the Credit Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.1.2.4(b))

[Date]

Citibank, N.A.,

  as Administrative Agent for the Lenders

1615 Brett Road, Building 3

New Castle, Delaware 19720

Attention: Chuck Huester

Tel: 302-323-3188

Fax: 212-994-0961

Re:	Tampa Electric Company Third Amended and Restated Credit Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1.2.4(b) of the Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $              of the LIBOR Loans with an Interest Period ending on                     . This Confirmation of Interest Period Selection constitutes a confirmation that effective                      (which shall be the last day of an Interest Period):

The requested Interest Period for                      of such LIBOR Loans shall be                      months.

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.1.2.4(b) of the Credit Agreement.

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Credit Agreement.

Exhibit E-3

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of this Confirmation of Interest Period Selection:

CITIBANK, N.A., as Administrative Agent	Date: ,

By:
Name:
Title:

2

EXHIBIT E-4

to the Credit Agreement

FORM OF NOTICE OF LC ACTIVITY

(Delivered pursuant to Section 2.2.3)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Banks

1615 Brett Road, Building 3

New Castle, Delaware 19720

Attention: Chuck Huester

              Tel: 302-323-3188

              Fax: 212-994-0961

Citibank, N.A.,

  as LC Issuing Bank ( the “LC Issuing Bank”)

388 Greenwich, 34th Floor

Attention: Zorijana Migliorini

              Tel: 212-816-8663

              Fax: 646-291-3258

Re: Tampa Electric Company: Notice of LC Activity

This Notice of LC Activity is delivered to you pursuant to Section 2.2.3 of that certain Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

1. We request that [a/the] [specify Letter of Credit] be [issued] [extended] [changed] by the LC Issuing Bank specified above, as provided below:

2. The issue date of the Letter of Credit is             , and the [extended] expiration date of the Letter of Credit is             , neither of which is later than the earlier of (a) one year after the issue date of such Letter of Credit and (b) five Banking Days prior to the Maturity Date.

3. The Stated Amount of the Letter of Credit to be issued is $                     which, together with the total Revolving Credit Exposure of all the Lenders now outstanding, does not exceed the Total Commitment.

[USE FOR INCREASING STATED AMOUNT OF LETTERS OF CREDIT] We request that the Stated Amount of the Letter of Credit in favor of              be changed from $                     to $                     which, together with the total Revolving Credit Exposure of all the Lenders now outstanding, does not exceed the Total Commitment.]

4. Administrative Agent is instructed to deliver the [Letter of Credit] [notice of extension] [notice of change in Stated Amount] to                     , [the LC Beneficiary] [Borrower], at [address].

E-4-1

The undersigned further confirms and certifies to Administrative Agent, the LC Issuing Bank and each Lender that the Letter of Credit requested or modified hereby shall only be used in the manner and for the purposes specified and permitted by the Credit Agreement, and that, as of the date of the issuance of such Letter of Credit, the conditions set forth in Section 3.2 of the Credit Agreement have all been satisfied or waived in accordance with the terms thereof.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

2

EXHIBIT F

to the Credit Agreement

FORM OF NOTICE OF SWINGLINE BORROWING

(Delivered pursuant to Section 2.10.2)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Lenders

1615 Brett Road, Building 3

New Castle, Delaware 19720

Attention: Chuck Huester

              Tel: 302-323-3188

              Fax: 212-994-0961

Re:	Tampa Electric Company Third Amended and Restated Credit Agreement: Notice of Swingline Borrowing

This Notice of Swingline Borrowing is delivered to you pursuant to Section 2.10.2 of the Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Notice of Swingline Borrowing constitutes a request for a Swingline Borrowing as set out below:

1.	The Swingline Lender[s] for the Swingline Borrowing are:

a.	for the requested Swingline Loan amount of $ ; and

b.	for the requested Swingline Loan amount of $ .

2.	The requested date of the Swingline Borrowing is , 201 , which is a Banking Day.

[3.	The proceeds of the Swingline Loan should be sent as follows:
[Insert wiring instructions]]

The undersigned further confirms and certifies to Administrative Agent and the Swingline Lender that (i) the requested Swingline Loan will not, when added to the total Revolving Credit Exposure of all the Lenders then outstanding, exceed the Total Commitment in effect on the date hereof, and (ii) the conditions set forth in Section 3.2 of the Credit Agreement have been satisfied or waived in accordance with the terms thereof.

[SIGNATURE PAGE FOLLOWS]

F-1

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

2

EXHIBIT G

to the Credit Agreement

BORROWER’S CLOSING CERTIFICATE

Pursuant to Section 3.1.7 of the Third Amended and Restated Credit Agreement (as defined below), the undersigned hereby certifies on this __th day of October, 2011 to CITIBANK, N.A., as administrative agent (“Administrative Agent”) for the Lenders under that certain Third Amended and Restated Credit Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Administrative Agent, that:

1. Borrower is not or, but for the passage of time or the giving of notice or both will not be, in breach of any material obligation thereunder which is reasonably expected to have a Material Adverse Effect.

2. Each representation and warranty made in Article IV of the Credit Agreement is true and correct as of the Closing Date (unless such representation or warranty expressly relates to another time).

3. There exists no Event of Default or Inchoate Default as of the Closing Date.

4. The conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or have been waived in accordance with Section 7.9 of the Credit Agreement.

All capitalized terms used herein which are defined in the Credit Agreement shall have the meaning given to them in Exhibit A to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

G-1

IN WITNESS WHEREOF, Borrower has executed this Certificate on the date set forth above.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

2